UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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PriceSmart, Inc.

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2018 PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders will be held at

PRICESMART, INC.

9740 Scranton Road

San Diego, California 92121

PRICESMART, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

TO THE STOCKHOLDERS OF PRICESMART, INC.:

Notice is hereby given that the Annual Meeting of the Stockholders of PriceSmart, Inc. (the “Company”), will be held at 10:00 a.m. on Wednesday, January 30, 2019 at the Company’s corporate headquarters, 9740 Scranton Road, San Diego, California, 92121 for the following purposes:

1.

To elect directors for the ensuing year, to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified. The Board of Directors of the Company has nominated and recommends for election as directors the following ten persons:

Sherry S. Bahrambeygui	Leon C. Janks	Pierre Mignault
Gonzalo Barrutieta	Mitchell G. Lynn	Robert E. Price
Gordon H. Hanson	Gary Malino	Edgar Zurcher
Beatriz V. Infante

2.	To approve, on an advisory basis, the compensation of the Company’s executive officers for fiscal year 2018;

3.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2019; and

4.	To transact such other business as may be properly brought before the Annual Meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The Board of Directors has fixed the close of business on December 7, 2018 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. A list of such stockholders shall be open to the examination of any stockholder at the Annual Meeting and for a period of ten days prior to the date of the Annual Meeting at the Company’s corporate headquarters, 9740 Scranton Road, San Diego, California 92121.

Accompanying this Notice is a Proxy. WHETHER OR NOT YOU EXPECT TO BE AT THE ANNUAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY, OR YOU MAY VOTE YOUR SHARES BY TELEPHONE OR OVER THE INTERNET, AS DESCRIBED IN THE ENCLOSED PROXY. If you plan to attend the Annual Meeting and wish to vote your shares personally, you may do so at any time before the Proxy is voted.

All stockholders are cordially invited to attend the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Francisco J. Velasco

Secretary

San Diego, California

December 20, 2018

PRICESMART, INC.

9740 Scranton Road

San Diego, California 92121

PROXY STATEMENT

for

ANNUAL MEETING OF STOCKHOLDERS

January 30, 2019

The Board of Directors of PriceSmart, Inc., a Delaware corporation (the “Company”), is soliciting the enclosed Proxy for use at the Annual Meeting of Stockholders of the Company to be held on January 30, 2019 (the “Annual Meeting”), and at any adjournments thereof. This Proxy Statement will be first sent to stockholders on or about December 20, 2018. You can submit your Proxy by mail or you may provide voting instructions for your shares by telephone or via the Internet. Instructions for voting by telephone, by using the Internet or by mail are described on the enclosed Proxy. If you plan to attend the Annual Meeting and wish to vote your shares personally, you may do so. Unless contrary instructions are indicated on the Proxy, all shares represented by valid Proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted for the election of the Board of Directors’ nominees for directors, or for a substitute or substitutes selected by the Board of Directors in the event a nominee or nominees are unable to serve or decline to do so; for the approval, on an advisory basis, of the compensation of the Company’s executive officers for fiscal year 2018; and for the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2019. As to any other business which may properly come before the Annual Meeting and be submitted to a vote of the stockholders, Proxies received by the Board of Directors will be voted in accordance with the best judgment of the holders thereof.

A Proxy may be revoked by written notice to the Secretary of the Company at any time prior to the Annual Meeting by executing a later Proxy or by attending the Annual Meeting and voting in person.

The Company will bear the cost of solicitation of Proxies. In addition to the use of mails, Proxies may be solicited by personal interview, telephone, facsimile or e-mail, by officers, directors and other employees of the Company. The Company also will request persons, firms and corporations holding shares in their names, or in the names of their nominees, which are beneficially owned by others, to send, or cause to be sent, Proxy material to, and obtain Proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.

The Company’s mailing address is 9740 Scranton Road, San Diego, California 92121.

Voting

Stockholders of record at the close of business on December 7, 2018 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

As of December 7, 2018, 30,489,396 shares of the Company’s common stock, $0.0001 par value per share (“Common Stock”), were outstanding, representing the only voting securities of the Company. Each share of Common Stock is entitled to one vote.

Votes cast by Proxy or in person at the Annual Meeting will be counted by the person appointed by the Company to act as Inspector of Election for the Annual Meeting. The Inspector of Election will treat shares represented by Proxies that reflect abstentions or include “broker non-votes” as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Because directors are elected by a plurality of the votes of the shares present in person or represented by Proxy at the Annual Meeting and entitled to vote on the election of directors, the ten director nominees who receive the greatest number of votes cast will be elected directors.

PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2018 Proxy Statement	1

The non-binding advisory vote on executive compensation and the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2019 require the affirmative vote of a majority of the aggregate votes present, in person or by proxy, and entitled to vote at the Annual Meeting.

Abstentions and broker non-votes are not included as votes cast and will not affect the outcome of any of the proposals. Broker non-votes occur when a person holding shares in street name, such as through a brokerage firm, does not provide instructions as to how to vote those shares and the broker does not then vote those shares on the stockholder’s behalf.

CEO Transition

On October 25, 2018, the Company announced the resignation by mutual agreement of its Chief Executive Officer, President and director Jose Luis Laparte, effective November 16, 2018. The Company appointed Sherry S. Bahrambeygui, a member of our Board of Directors, as Interim Chief Executive Officer effective November 16, 2018 while the Company conducts a search for a permanent Chief Executive Officer. Mr. Laparte agreed to support the interim CEO and make himself available at her request through the end of the current calendar year. Robert E. Price, Company Founder and our Chairman, became Executive Chairman in October 2018.

2	PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2018 Proxy Statement

Proposal 1   Election of Directors

Based on the recommendation of the Nominating/Corporate Governance Committee, the Board of Directors of the Company has nominated and recommends for election as directors the ten persons named herein to serve until the next Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified. All of the nominees are presently directors of the Company, and following the Annual Meeting, there will be no vacancies on the Board of Directors. Each of the nominees has consented to serving as a nominee and being named as a nominee in this Proxy Statement and to serving as a director if elected. Directors are elected by a plurality of the votes of the shares present in person or represented by Proxy at the Annual Meeting and entitled to vote on the election of directors. The enclosed Proxy will be voted in favor of the persons nominated unless otherwise indicated. If any of the nominees should be unable to serve or should decline to do so, the discretionary authority provided in the Proxy will be exercised by the proxy holders to vote the shares represented by the Proxies for one or more substitute nominees selected by the present Board of Directors. The Board of Directors does not believe at this time that any substitute nominee or nominees will be required.

Nominations Process

Identification and Evaluation of Nominees for Directors

The Nominating/Corporate Governance Committee identifies nominees for director by first evaluating the current members of our Board of Directors willing to continue in service. Current members with qualifications and skills that are consistent with the Nominating/Corporate Governance Committee’s criteria for board service, as set forth in the section below entitled “Director Qualifications,” and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our Board of Directors with that of obtaining a new perspective.

If any member of the Board of Directors does not wish to continue in service or if the Board of Directors decides not to re-nominate a member for re-election, the Nominating/Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria set forth below in “Director Qualifications.” The Nominating/Corporate Governance Committee generally consults with other members of the Board of Directors and may seek input from management, independent counsel, industry experts or advisors that the Nominating/Corporate Governance Committee believes to be desirable and appropriate. The Nominating/Corporate Governance Committee reviews the qualifications, experience and background of any candidates who are identified. Final candidates are interviewed by the members of the Nominating/Corporate Governance Committee. In making its determinations, the Nominating/Corporate Governance Committee evaluates each individual in the context of the Board of Directors as a whole, with the objective of assembling a group that can best perpetuate the success of the Company and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Nominating/Corporate Governance Committee makes its recommendation to the Board of Directors.

Pursuant to the Nominating/Corporate Governance Committee Charter, stockholders of the Company who have held shares of the Company’s Common Stock for at least one year and who hold a minimum of 1% of the Company’s outstanding shares of Common Stock may suggest a candidate for director by writing to the Secretary of the Company. In order to be considered, the recommendation for a candidate must include the following written information: (1) a detailed resume of the recommended candidate; (2) an explanation of the reasons why the stockholder believes the recommended candidate is qualified for service on the Board of Directors; (3) such other information that would be required by the rules of the SEC to be included in a proxy statement; (4) the written consent of the recommended candidate; (5) a description of any arrangements or undertakings between the stockholder and the recommended candidate regarding the nomination; and (6) proof of the recommending stockholder’s stock holdings in the Company. In addition, we may require any candidate to furnish such other information as may reasonably be required by the Company to determine the eligibility of such candidate to serve as an independent director in accordance with the Company’s corporate governance guidelines or that could be material to a reasonable stockholder’s understanding of the independence or lack of independence of such candidate. In order to give the Nominating/Corporate Governance Committee sufficient time to evaluate a recommended candidate and/or include the candidate in the Company’s

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Proposal 1   Election of Directors (continued)

proxy statement for the annual meeting to be held in 2020, the recommendation should be received by the Secretary of the Company at the Company’s principal executive offices no later than August 22, 2019. In the event that the Company receives director candidate recommendations from stockholders, those recommendations are evaluated in the same manner that potential nominees suggested by Board members, management or other parties are evaluated. The Company does not intend to treat stockholder recommendations in any manner different from other recommendations.

Director Qualifications

In evaluating director nominees, the Nominating/Corporate Governance Committee considers, among other things, the following factors:

•	personal and professional integrity, ethics and values;

•

experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly traded company in today’s business environment;

•	experience in the Company’s industry and with relevant social policy concerns;

•	experience as a board member of another publicly held company;

•	academic or professional expertise in one or more aspects of the Company’s current or planned operations; and

•	practical and mature business judgment, including ability to make independent analytical inquiries.

While the Company does not have a specific policy regarding board diversity, in connection with its evaluation of director nominees, the Nominating/Corporate Governance Committee also considers diversity of expertise and experience in substantive matters pertaining to our business relative to other members of the Board of Directors. The Nominating/Corporate Governance Committee also considers diversity of background (including diversity of gender, race and ethnicity) and life experience. The Nominating/Corporate Governance Committee’s objective is to assemble a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating/Corporate Governance Committee may also consider such other facts as it may deem are in the best interests of the Company and its stockholders. The Nominating/Corporate Governance Committee also believes it is appropriate for at least one, and, preferably, several, members of the Board of Directors to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of the Board of Directors be independent as required under the Nasdaq Stock Market listing standards applicable to the Company. The Nominating/Corporate Governance Committee also believes it is appropriate for the Company’s chief executive officer to serve as a member of the Board of Directors. Directors’ performance and qualifications are reviewed annually by the Nominating/Corporate Governance Committee.

A copy of the Nominating/Corporate Governance Committee Charter is available on the Company’s website at www.pricesmart.com.

Independent Directors

The Company’s Board of Directors has determined that the following nominees for director are “independent” under the Nasdaq Stock Market listing standards applicable to the Company: Gonzalo Barrutieta, Gordon Hanson, Beatriz Infante, Leon Janks, Mitchell Lynn, Pierre Mignault, Gary Malino and Edgar Zurcher. The Board of Directors also determined that Sherry Bahrambeygui was independent until becoming the Company’s interim Chief Executive Officer but that she would not be considered independent for so long as she is serving in that role.

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Proposal 1   Election of Directors (continued)

Information Regarding Nominees

The table below indicates the name, current position with the Company and age as of November 30, 2018 of each nominee for director.

Name	Position	Age
Robert E. Price	Executive Chairman	76
Leon C. Janks	Lead Director	69
Sherry S. Bahrambeygui	Interim Chief Executive Officer and Director	54
Gonzalo Barrutieta	Director	52
Gordon H. Hanson	Director	54
Beatriz V. Infante	Director	64
Mitchell G. Lynn	Director	70
Gary Malino	Director	61
Pierre Mignault	Director	70
Edgar Zurcher	Director	67

Robert E. Price has been Executive Chairman of the Board of Directors of the Company since October 2018. He previously served as Chairman since the Company’s spin-off from Price Enterprises, Inc. in 1997. Mr. Price served as Chief Executive Officer and President of the Company at various times during the Company’s history, most recently as Chief Executive Officer from April 2006 until July 2010. Mr. Price was a founder of The Price Company, which operated the Price Club, and served as its Chief Executive Officer and a member of its board of directors from the time of The Price Company’s founding in 1976 until The Price Company’s merger with Costco Wholesale Corp. in 1993. Mr. Price was Chairman of the Board of Price/Costco, Inc. from October 1993 until December 1994 and Chairman of Price Enterprises from July 1994 until September 1997. Mr. Price currently serves as a Manager of The Price Group, LLC and as President of Price Philanthropies Foundation and Price Charities. Price Philanthropies is a private family foundation that supports charitable activities in the Company’s markets and San Diego, California. Mr. Price’s 40 year experience in the warehouse club merchandising business as well as his extensive knowledge of the Company’s business, history and culture, support the Board of Directors’ conclusion that he should serve as a director of the Company.

Leon C. Janks has been Lead Director of the Company since October 2018 and has served as a director of the Company since July 1997. He served as Vice Chair of the Board from October 2017 to October 2018. Mr. Janks served as a director of Price Enterprises from March 1995 until July 1997. He has been a partner in the accounting firm of Green, Hasson & Janks LLP in Los Angeles, California since 1980 and serves as its Managing Partner Emeritus. Mr. Janks has extensive experience in domestic and international business, serving a wide variety of clients in diverse businesses. Mr. Janks is a certified public accountant. Mr. Janks’ experience, his significant accounting, financial and tax expertise which qualify him as an audit committee financial expert and his many years of service to the Company as a member of the Board of Directors contribute to the Board of Directors’ conclusion that he should serve as a director of the Company.

Sherry S. Bahrambeygui has been Interim Chief Executive Officer of the Company since November 2018 and has served as a director of the Company since November 2011. During her tenure on the Board, Ms. Bahrambeygui has been an instrumental component of the evolution of the Company’s governance and has led several efforts of strategic importance to the Company, including identification and recruitment of key talent for executive leadership, execution of strategic negotiations, and leading the acquisition of the technology and online business, Aeropost, Inc. Ms. Bahrambeygui served as Vice Chair of the Board from October 2016 to October 2017. Ms. Bahrambeygui has served as a Senior Executive and Managing Member of The Price Group, LLC since January 2007, serves as Executive Vice President, Secretary and Vice Chairman of the Boards of Price

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Proposal 1   Election of Directors (continued)

Charities and Price Philanthropies Foundation, and is the Chief Executive Officer of PS Ivanhoe, LLC, a commercial real estate investment company. Ms. Bahrambeygui was a founding partner of the law firm Bahrambeygui & Hosey LLP and practiced law with an emphasis on international business, corporate and employment law. In this capacity prior to joining the Board of Directors, Ms. Bahrambeygui represented the Company in several complex litigation matters achieving favorable outcomes. Ms. Bahrambeygui studied at Columbia University and graduated with a B.A. from the University of California San Diego and a J.D. from California Western School of Law. Ms. Bahrambeygui’s thorough understanding of the business and operations of the Company, extensive knowledge of international business and investments, as well as having effectively assisted the Company on a variety of complex business matters, contribute to the Board of Directors’ conclusion that she should serve as a director of the Company.

Gonzalo Barrutieta has been a director of the Company since February 2008. Mr. Barrutieta was employed in several capacities with Grupo Gigante, S.A. de C. V. from 1994 to 2006, including as Director of Real Estate and New Business Development. Since 1994, he has served as a member of the board of directors of Grupo Gigante. From 2002 through 2005, Mr. Barrutieta was a director of PriceSmart Mexico (formerly a joint venture between the Company and Grupo Gigante) and served as Chief Executive Officer of PriceSmart Mexico from 2003 to 2005. Mr. Barrutieta has also been a director of Hoteles Presidente since 2004, of Office Depot Mexico since 2005, of Radio Shack Mexico from 2005 until 2012, and has served as President and director of Operadora IPC de Mexico since 2007. Mr. Barrutieta’s experience as an executive and director of international merchandising businesses, as well as his general knowledge and understanding of the markets in Latin America, contribute to the Board of Directors’ conclusion that he should serve as a director of the Company.

Gordon H. Hanson has been a director of the Company since April 2014. Mr. Hanson has been a tenured member of the economics faculty at the University of California, San Diego since 2001. At UC San Diego, Mr. Hanson directs the Center on Global Transformation. From 1998 to 2001, he was a tenured member of management faculty at the University of Michigan, and from 1992 to 1998, he was on the economics faculty of the University of Texas. From 2009 until 2014, he served as a director of the Washington Office on Latin America, a non-profit organization working to promote civic advancement in the region, chairing their development committee. Mr. Hanson’s extensive background in the analysis of the economies of Latin America, including over two decades of experience in consulting for international financial organizations, contribute to the Board of Directors’ conclusion that he should serve as director of the Company.

Beatriz V. Infante has been a director of the Company since January 2018. Since 2009, Ms. Infante has served as Chief Executive Officer of BusinessExcelleration LLC, a business consultancy specializing in corporate transformation and renewal. Since May 2014, she has served on the board of directors and as a member of the audit committee of Liquidity Services Inc., an online marketplace for retail goods and capital assets, and has additionally served as chair of the compensation committee since November 2015. Since October 2017, she has served as director and member of the compensation and audit committees of Ribbon Communications Inc., a cloud communications company formed from the merger of Sonus Networks, Inc. and GENBAND Holdings Company. From 2010 until its acquisition by Infor in 2011, Ms. Infante was the Chief Executive Officer and a director of ENXSUITE Corporation. From 2006 until its acquisition by Voxeo Corporation in 2008, she was the Chief Executive Officer and a director of VoiceObjects Inc. Ms. Infante served as director and Interim Chief Executive Officer of Sychron, Inc from 2004 until its sale in 2005 to an investor group. Ms. Infante was Chief Executive Officer and President of Aspect Communications Corporation from April 2000 until October 2003, was additionally named Chairman in February 2001, and between October 1998 and April 2000 held additional executive roles, including Co-President. Ms. Infante currently serves on the board of directors or advisory boards of private companies in the areas of cloud infrastructure, cybersecurity and intelligent automation. Additionally, Ms. Infante is a National Association of Corporate Directors Board Leadership Fellow, and was named to the 2016 “NACD Directorship 100,” which honors the most influential boardroom leaders each year. Ms. Infante holds a bachelor of science and engineering degree in electrical engineering and computer science from Princeton University and holds a master of science degree in engineering science from California Institute of Technology. Ms. Infante’ s executive leadership experience, including from her service as a chief executive officer of various companies, along with extensive operational expertise and

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Proposal 1   Election of Directors (continued)

experience in digital transformation, engineering, sales and marketing, contribute to the Board of Directors’ conclusion that she should serve as a director of the Company.

Mitchell G. Lynn has been a director of the Company since November 2011. Mr. Lynn served in several senior executive positions and as the President and a director of The Price Company prior to its merger in 1993 with Costco, Inc., and from 1993 until 1994, he served as an executive officer, director and member of the Executive Committee of Price/Costco. Mr. Lynn also was a member of The Price Group, LLC from 2005 to 2008. Mr. Lynn is a founding and continuing director of Bodega Latina Corporation, dba El Super and Fiesta Mart, a 122-store warehouse-style grocery retailer that targets the Hispanic market in the southwestern United States. Mr. Lynn is a founding and continuing director of Origin International Inc., which is focused on recycling waste oils. Mr. Lynn is also the founder, limited partner and a general partner of CRI 2000, LP, dba Combined Resources International, and Lightspeed Outdoors, LP, dba Lightspeed, which designs, develops and manufactures consumer products under various brand names for domestic and international wholesale distribution, primarily through warehouse clubs and online retailers. Mr. Lynn also is a founder, limited partner and a general partner of ECR4Kids LP dba ECR4Kids, which designs, manufactures, imports and sells educational/classroom products to wholesale dealers and online retailers. Mr. Lynn is a certified public accountant (inactive) and a licensed real estate broker in California. Mr. Lynn’s extensive prior experience in both the warehouse club business and general retailing and his significant knowledge relating to accounting and financial matters contribute to the Board of Directors’ conclusion that he should serve as a director of the Company.

Gary Malino has been a director of the Company since April 2016. Mr. Malino is a former senior executive of Realty Income Corporation, a real estate investment trust (REIT) listed on the New York Stock Exchange. Mr. Malino joined Realty Income Corporation in 1985 and was the Chief Financial Officer from 1994 until 2001 when he was promoted to President and Chief Operating Officer, the position he held until his retirement in 2014. Prior to joining Realty Income, Mr. Malino was a manager for a Los Angeles-based public accounting firm (1981-1985) and assistant controller with McMillin Development Company, a real estate development company (1979-1981). Mr. Malino is a certified public accountant (inactive) and a licensed real estate broker in California. Mr. Malino’s extensive experience as a prior executive of a publicly traded company, his accounting background and his extensive experience with finance and real estate matters contributed to the Board of Directors’ conclusion that he should serve as a director of the Company.

Pierre Mignault has been a director of the Company since August 2015. Mr. Mignault has more than 45 years’ experience in the retail sector, starting his career in 1969 as a management trainee with The Bay Department Stores (Hudson’s Bay Company) and working through a series of executive positions, ultimately serving as General Manager for the eastern region from 1983 until 1985. From 1985 to 1993, he served as Chief Executive Officer of Price Club Canada. Mr. Mignault served as Chief Executive Officer of Provigo Inc., a Canadian public company and the second largest food retailer in Canada, from 1993 until it was acquired by Loblaw Companies Limited in November 1998, remaining with that company through March 1999. From 2000 until September 2005, he was Chairman of Fly America Furniture, a private company. Mr. Mignault’s extensive knowledge and significant experience in both the warehouse club business and general retailing contribute to the Board of Directors’ conclusion that he should serve as a director of the Company.

Edgar Zurcher has been a director of the Company since October 2009 and also served as a director of the Company from November 2000 to February 2008. Mr. Zurcher has been a partner in the law firm Zurcher, Odio & Raven in Costa Rica since 1980, which the Company uses as counsel for certain legal matters. Mr. Zurcher is also President of PLP, S.A., as well as a director of Payless ShoeSource Holdings, Ltd. (“Payless Shoes”). PLP, S.A. owns 40% of Payless Shoes. Additionally, Mr. Zurcher is a director of Molinos de Costa Rica Pasta and Roma S.A. dba Roma Prince S.A. and is a director of Promerica Financial Corporation, S.A. Mr. Zurcher’s background in legal matters and his significant experience in Central America business and legal affairs contribute to the Board of Directors’ conclusion that he should serve as a director of the Company.

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Proposal 1   Election of Directors (continued)

Recommendation of the Board of Directors

The Board of Directors recommends that stockholders vote FOR the slate of nominees set forth above. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise on the accompanying Proxy.

8	PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2018 Proxy Statement

Information Regarding the Board of Directors

Board Meetings

The Company’s Board of Directors held eleven meetings during fiscal year 2018. Except for Mr. Lynn, no nominee for director who served as a director during the past year attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of committees of the Board of Directors on which he or she served.

Board Leadership Structure

The positions of Chairman and Chief Executive Officer are separate. During fiscal year 2018, Mr. Price served as Chairman and Mr. Laparte served as Chief Executive Officer and President. Since November 2018, Ms. Bahrambeygui has served as Interim Chief Executive Officer, Mr. Price has served as Executive Chairman and Mr. Janks has served as Lead Director. The Executive Chairman takes the lead on running the board of directors meetings, CEO succession, CEO development and guidance and strategic vision and plan guidance. The interim Chief Executive Officer takes the lead on running the Company, including strategic plan and process, operating process, organizational process, compensation practices and management development. The Lead Director presides at meetings of the Board of Directors at which the Executive Chairman is not present, including executive sessions of the independent directors. The Board of Directors believes that the current leadership of the Board of Directors by the Company’s Executive Chairman and Lead Director enhances the effectiveness of its oversight of management and provides a perspective that is separate and distinct from that of management.

Role of the Board of Directors in Risk Oversight

The Board of Directors oversees the Company’s risk management processes, either as a whole or through its committees. Committees of the Board of Directors review with management and the Company’s internal audit department the Company’s major risk exposures, their potential impact on the Company’s business and the steps the Company takes to manage such risk exposures. The Board of Directors’ risk oversight process includes receiving reports from committees of the Board of Directors and members of senior management.

Committees of the Board

Audit Committee. The Audit Committee, which currently consists of Mr. Janks, Mr. Barrutieta, Mr. Malino, and Ms. Infante held five meetings during fiscal year 2018. The Audit Committee oversees the Company’s accounting and financial reporting processes and the audits of its consolidated financial statements. The Committee reviews the annual audits conducted by the Company’s independent public accountants, reviews and evaluates internal accounting controls, is responsible for the selection of the Company’s independent public accountants, and conducts such reviews and examinations as it deems necessary with respect to the practices and policies of, and the relationship between, the Company and its independent public accountants. All committee members satisfy the Nasdaq Stock Market’s standards for “independence,” including applicable audit committee independence requirements, and the Board of Directors has determined that Mr. Janks qualifies as an “audit committee financial expert” within the meaning of the applicable SEC rules and regulations. The Audit Committee is governed by a written charter adopted by the Board of Directors, which is available on the Company’s public website at www.pricesmart.com.

Compensation Committee. The Compensation Committee, which consisted of Ms. Bahrambeygui, Mr. Janks, Ms. Infante and Mr. Malino during fiscal year 2018, held seven meetings during fiscal year 2018. Ms. Bahrambeygui resigned from the Compensation Committee and Ms. Infante became Chair in October 2018. Each of the current members of the Compensation Committee satisfies the Nasdaq Stock Market’s standards for “independence,” including applicable compensation committee independence requirements. The Compensation Committee oversees the compensation philosophy for the Company and reviews and approves the compensation program for the Company’s executive officers. The Committee is authorized to evaluate and determine the compensation of the Company’s Chief Executive Officer and reviews and approves compensation for all other executive officers. The Committee also administers, interprets and makes grants under the Company’s equity incentive award plans. The Compensation Committee is governed by a written charter adopted by the Board of Directors, which is available on the Company’s public website at www.pricesmart.com.

PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2018 Proxy Statement	9

Information Regarding the Board of Directors (continued)

Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee, which consisted of Ms. Bahrambeygui and Mr. Lynn during fiscal year 2018, held one meeting during fiscal year 2018. Ms. Bahrambeygui resigned from the Nominating/Corporate Governance Committee and Mr. Janks joined the Nominating/Corporate Governance Committee as Chair in October 2018. The Nominating/Corporate Governance Committee considers the slate of nominees to be presented for reelection at annual meetings of stockholders. The Nominating/Corporate Governance Committee also may evaluate and recommend candidates to add expertise and fill vacancies on the Board of Directors, which vacancies may be created by the departure of any directors or the expansion of the number of members of the Board of Directors. The Nominating/Corporate Governance Committee approved the nomination of the candidates reflected in Proposal 1. The Nominating/Corporate Governance Committee also assists the Board of Directors as needed in establishing corporate governance guidelines and other policies and procedures pertaining to corporate governance matters. The Nominating/Corporate Governance Committee is governed by a written charter adopted by the Board of Directors, which is available on the Company’s public website at www.pricesmart.com.

Executive Committee. The Executive Committee, which currently consists of Mr. Price, Mr. Janks and Ms. Bahrambeygui, held no meetings during fiscal year 2018. The Executive Committee has all powers and rights necessary to exercise the full authority of the Board of Directors in the management of the business and affairs of the Company, except as provided in the Delaware General Corporation Law or the Bylaws of the Company.

Finance Committee. The Finance Committee, which currently consists of Mr. Janks, Mr. Hanson, Mr. Malino and Mr. Price, held four meetings during fiscal year 2018. The Finance Committee reviews and makes recommendations with respect to (1) annual budgets, (2) investments, (3) financing arrangements and (4) the creation, incurrence, assumption or guaranty by the Company of any indebtedness, obligation or liability, except, in each case, for any such transactions entered into in the ordinary course of business of the Company.

Real Estate Committee. The Real Estate Committee, which currently consists of Mr. Price, Ms. Bahrambeygui and Mr. Lynn, held eleven meetings during fiscal year 2018. The Real Estate Committee reviews and approves the material terms of real estate-related transactions entered into by the Company, consistent with the applicable annual budget of the Company previously approved by the Board of Directors.

Innovation Committee. The Innovation Committee, which currently consists of Mr. Price, Ms. Bahrambeygui, Ms. Infante and Mr. Janks, held six meetings during fiscal year 2018. The Innovation Committee is responsible for overseeing and providing counsel on matters of innovation and technology. The Committee is responsible for reviewing and making recommendations to the Board relating to the Company’s approach to technical and commercial innovation, the acquisition and implementation of new technologies to ensure growth and continuing delivery of value to our members and the implementation of measurement and tracking systems. In addition, the Committee is responsible for fostering a culture of entrepreneurship and innovation, which may include disruption of how this business format has operated for over four decades.

Policy Governing Stockholder Communications with the Board of Directors

The Board of Directors welcomes communications from stockholders of the Company. Any stockholder who wishes to communicate with the Board of Directors or one or more members of the Board of Directors should do so in writing in care of the General Counsel of the Company, at the principal office of the Company, 9740 Scranton Road, San Diego, California 92121. The General Counsel is directed to forward each communication to the director or directors of the Company for whom it is intended.

Policy Governing Director Attendance at Annual Meetings of Stockholders

The Company encourages, but does not require, the members of its Board of Directors to attend the annual meeting of stockholders. All eleven members then-serving on the Board of Directors attended the Annual Meeting of Stockholders held on January 24, 2018.

10	PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2018 Proxy Statement

Audit Committee Report

The Audit Committee oversees the Company’s financial accounting and reporting process and the audits of the financial statements of the Company. All committee members satisfy the definition of independent director set forth in Rule 5605(a)(2) and Rule 5605(c)(2) of the Nasdaq Stock Market’s listing standards. The Audit Committee is governed by a written charter adopted by the Board of Directors, which is available on the Company’s public website at www.pricesmart.com.

In fulfilling its oversight responsibilities, the committee reviewed and discussed with management the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended August 31, 2018, including a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Company’s independent registered public accounting firm, Ernst & Young LLP (“EY”), is responsible for expressing an opinion on the conformity of its audited financial statements with generally accepted accounting principles. EY met with the committee and expressed its judgment as to the quality, not just the acceptability, of the Company’s accounting principles and discussed with the committee other matters as required under generally accepted auditing standards, including those matters required to be discussed by Public Company Accounting Oversight Board Statement on Auditing Standards No. 16 Communications with Audit Committees. In addition, EY discussed the accountants’ independence from the Company and from the Company’s management and delivered to the committee those matters to be set forth in written disclosures as required by applicable requirements of the Public Company Accounting Oversight Board regarding independent registered public accounting firm’s communications with the Audit Committee concerning independence.

The committee discussed with the Company’s independent registered public accounting firm the overall scope and plan of their audit. The committee meets with the independent registered public accounting firm, with and without our management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2018 for filing with the SEC.

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Leon C. Janks

Gonzalo Barrutieta

Beatriz Infante

Gary Malino

PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2018 Proxy Statement	11

Securities Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of November 30, 2018 by (1) each of its directors and nominees for director, (2) each of its Named Executive Officers, (3) each person or group known by it to own beneficially more than 5% of the Common Stock and (4) all directors and executive officers as a group.

Name and Address(1)	Number of Shares of Common Stock Beneficially Owned(2)	Percentage of Shares of Common Stock Beneficially Owned
Robert E. Price(3)(4)	7,559,670	24.8%
Sherry S. Bahrambeygui(5)	244,826	*
Gonzalo Barrutieta	10,424	*
Gordon H. Hanson	2,617	*
Beatriz V. Infante	—	*
Leon C. Janks	26,714	*
Mitchell G. Lynn(6)	6,638	*
Gary Malino	1,956	*
Pierre Mignault	2,209	*
Edgar A. Zurcher	5,424	*
Jose Luis Laparte(7)	171,059	*
Maarten O. Jager(8)	25,762	*
John M. Heffner	26,084	*
William J. Naylon(9)	40,217	*
Francisco Velasco(10)	11,555	*
Jesus Von Chong	17,918	*
All executive officers and directors as a group (20 persons)	8,254,063	27.1
Kayne Anderson Rudnick Investment Management LLP 1800 Avenue of the Stars, Second Floor Los Angeles, CA 90067	3,783,011	12.4
The Vanguard Group(11) 100 Vanguard Blvd. Malvern, PA 19355	2,120,478	7.0
T. Rowe Price Associates, Inc.(12) 100 E. Pratt Street Baltimore, MD 21202	2,041,846	6.7
Wellington Management Group LLP(13) c/o Wellington Management Company LLP 280 Congress Street Boston, MA 02210	1,792,600	5.9

*	Less than 1%.
(1)	Except as indicated, the address of each person named in the table is c/o PriceSmart, Inc., 9740 Scranton Road, San Diego, California 92121.
(2)

Beneficial ownership of directors, executive officers and 5% or more stockholders includes shares of restricted stock subject to vesting, regardless of vesting date, and shares issuable upon vesting of restricted stock units and performance stock units that vest

12	PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2018 Proxy Statement

Securities Ownership of Certain Beneficial Owners and Management (continued)

within 60 days after the date of this table. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and dispositive power with respect to all shares of stock beneficially owned by them.
(3)

Mr. Price is manager of The Price Group, LLC (“The Price Group”). As such, for purposes of this table, he is deemed to beneficially own 150,511 shares of Common Stock held by The Price Group. Mr. Price has shared voting and dispositive power with respect to, and disclaims beneficial ownership of, the shares held by The Price Group. In addition, Mr. Price is Chairman of the Board and President of Price Charities and a director of Price Philanthropies Foundation. As such, for purposes of this table, he is deemed to beneficially own 2,594,421 shares of Common Stock held by Price Charities and 1,784,034 shares of Common Stock held by Price Philanthropies Foundation. Mr. Price has shared voting and dispositive power with respect to, and disclaims beneficial ownership of, the shares held by Price Charities and Price Philanthropies Foundation. If the percentages of shares of Common Stock beneficially owned by Mr. Price were calculated without regard to the shares held by The Price Group, Price Charities and the Price Family Charitable Fund, he would own 9.9% of the Common Stock.

(4)

Includes 1,608,357 shares of Common Stock held by the Robert & Allison Price Charitable Remainder Trust, of which Mr. Price is a trustee, 1,358,462 shares of Common Stock held by the Robert and Allison Price Trust, of which Mr. Price is a trustee, 18,825 shares of Common Stock held by trusts for the benefit of Mr. Price’s son, of which Mr. Price is a trustee, and 45,000 shares of Common Stock held by family trusts, of which Allison Price, Mr. Price’s wife, is the sole trustee.

(5)

Includes 40,248 shares owned by trusts for the benefit of Mr. Price’s children and nephew, of which Ms. Bahrambeygui is a trustee, 69,728 shares owned by the Hosey Family Trust, of which Ms. Bahrambeygui is a trustee and 2,000 shares owned by Ms. Bahrambeygui’s minor children. Also includes 105,000 shares of Common Stock transferred to Ms. Bahrambeygui pursuant to a restricted property agreement with The Price Group as compensation for her services to The Price Group, which are subject to vesting restrictions.

(6)	Includes 4,650 shares held by the Lynn Family Trust.
(7)	Includes 50,000 shares of restricted Common Stock that are subject to vesting restrictions.
(8)	Includes 25,762 shares of restricted Common Stock that are subject to vesting restrictions.
(9)	Includes 25,162 shares of restricted Common Stock that are subject to vesting restrictions.
(10)	Includes 8,293 shares of restricted Common Stock that are subject to vesting restrictions.
(11)	Includes 41,203 shares held by Vanguard Fiduciary Trust Company and 4,562 shares held by Vanguard Investments Australia, Ltd., both of which are wholly owned subsidiaries of The Vanguard Group, Inc.
(12)

These shares are owned by a variety of investment advisory clients of T. Rowe Price Associates, Inc. No client of T. Rowe Price Associates, Inc. is known to own more than 5% of the Company’s Common Stock.

(13)

The securities as to which this Schedule is filed are owned of record by clients of one or more investment advisers directly or indirectly owned by Wellington Management Group LLP. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of this class of securities.

PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2018 Proxy Statement	13

Executive Officers of the Company

The executive officers of the Company and their ages as of November 30, 2018 are as follows:

Name	Position	Age
Sherry S. Bahrambeygui	Interim Chief Executive Officer and Director	54
Maarten Jager	Executive Vice President and Chief Financial Officer	53
William J. Naylon	Executive Vice President and Chief Operating Officer	56
Francisco Velasco	Executive Vice President, General Counsel, Chief Ethics & Compliance Officer and Secretary	47
Ana Luisa Bianchi	Executive Vice President—Chief Merchandising Officer	51
Rodrigo Calvo	Executive Vice President—Real Estate	47
Frank Diaz	Executive Vice President—Logistics and Distribution	50
Brud E. Drachman	Executive Vice President—Construction and Facilities	64
John D. Hildebrandt	Executive Vice President—Operations	60
Laura Santana	Executive Vice President—Information Technology	50
Jesus Von Chong	Executive Vice President—Local/Regional Buying—Central America/Caribbean/Colombia	52

Sherry S. Bahrambeygui has been Interim Chief Executive Officer of the Company since November 2018 and has served as a director of the Company since November 2011. During her tenure on the Board, Ms. Bahrambeygui has been an instrumental component of the evolution of the Company’s governance and has led several efforts of strategic importance to the Company, including identification and recruitment of key talent for executive leadership, execution of strategic negotiations, and leading the acquisition of the technology and online business, Aeropost, Inc. Ms. Bahrambeygui served as Vice Chair of the Board from October 2016 to October 2017. Ms. Bahrambeygui has served as a Senior Executive and Managing Member of The Price Group, LLC since January 2007, serves as Executive Vice President, Secretary and Vice Chairman of the Boards of Price Charities and Price Philanthropies Foundation, and is the Chief Executive Officer of PS Ivanhoe, LLC, a commercial real estate investment company. Ms. Bahrambeygui was a founding partner of the law firm Bahrambeygui & Hosey LLP and practiced law with an emphasis on international business, corporate and employment law. In this capacity prior to joining the Board of Directors, Ms. Bahrambeygui represented the Company in several complex litigation matters achieving favorable outcomes. Ms. Bahrambeygui studied at Columbia University and graduated with a B.A. from the University of California San Diego and a J.D. from California Western School of Law. Ms. Bahrambeygui’s thorough understanding of the business and operations of the Company, extensive knowledge of international business and investments, as well as having effectively assisted the Company on a variety of complex business matters, contribute to the Board of Directors’ conclusion that she should serve as a director of the Company.

Maarten O. Jager has been Executive Vice President and Chief Financial Officer of the Company since April 2018. Prior to joining PriceSmart, Mr. Jager served at Walmart from 2014 to 2018. During his tenure at Walmart, he served as Senior Vice President and Chief Financial Officer of Sam’s Club from 2015 to 2018 and as Senior Vice President and Chief Financial Officer of its Asia division from 2014 to 2015 among other senior roles. Mr. Jager worked 14 years at Booz Allen Hamilton Inc., the general management consulting firm, prior to devoting six more years to Diageo North America Inc. to oversee various strategic and financial responsibilities. Mr. Jager holds an MBA degree from the University of Chicago and engineering degrees from Stanford University and the University of Michigan.

William J. Naylon has been Executive Vice President and Chief Operating Officer of the Company since January 2002. Mr. Naylon served as Executive Vice President—Merchandising of the Company from July 2001 until January 2002 and as Senior Vice President of the Company from March 1998 until July 2001. From September 1995 through February 1998,

14	PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2018 Proxy Statement

Executive Officers of the Company (continued)

Mr. Naylon was Managing Director for the Company’s licensee warehouse club operation in Indonesia. Prior to joining the Company, Mr. Naylon was a General Manager for Price/Costco and served in various management roles for The Price Company.

Francisco Velasco has been Executive Vice President, General Counsel and Secretary of the Company since July 2016 and Chief Ethics & Compliance Officer since October 2016. From March 2009 to June 2016, Mr. Velasco served as Division Counsel Latin America for AbbVie Inc., a publicly traded global biopharmaceutical company. Previously, he held in-house legal roles at Abbott Laboratories, Hanes Brands Inc. and Sara Lee Corporation, and he began his career in private practice specializing in the Latin America region. Mr. Velasco attended law school in Mexico, has a Masters of Law degree from Georgetown University and has an MBA degree from Duke University.

Ana Luisa Bianchi has been Executive Vice President—Chief Merchandising Officer since August 2018 and was Senior Vice President—Merchandising—Latin America Local from October 2016 through July 2018. From 2010 to October 2016, Ms. Bianchi was Vice President—Merchandising, overseeing the local side of the Colombia business. Ms. Bianchi previously served as regional buyer for the Central America operations from 2007 to 2010. From 2005 to 2007, Ms. Bianchi was local buyer for the Guatemala operations. In 2004, Ms. Bianchi was a consultant to PriceSmart’s St. Thomas operations. In 2003, Ms. Bianchi served as Merchandising Director for U.S. food purchases. From 1999 to 2003, Ms. Bianchi served as the food and candy buyer in the Miami corporate office. Ms. Bianchi joined PriceSmart in 1998 as a local buyer for the Guatemala operations. Ms. Bianchi has a law degree in Guatemala from Universidad Rafael Landívar.

Rodrigo Calvo has been Executive Vice President—Real Estate since June 2015 and served as Senior Vice President of Real Estate from February 2009 after joining PriceSmart in October 2004 as Director of Real Estate. Before coming to the Company, he led Grupo Promerica’s real estate development division. Before that, he worked for McDonald’s Corporation’s real estate area and for CSU (now Walmart Central America) in special projects. This combined background allowed him to develop a deep understanding of the commercial real estate field in Central America and the Dominican Republic. He holds a bachelors of science degree in civil engineering from the University of Costa Rica and an MBA from INCAE Business School.

Frank Diaz has been Executive Vice President—Logistics and Distribution since November 2015. Mr. Diaz previously served as Senior Vice President of Distribution and Logistics from February 2010 until November 2015. He joined PriceSmart in September 2008 as Vice President of Logistics. Prior to joining the Company, Mr. Diaz worked more than 20 years in progressively responsible positions in the areas of operations, strategic planning and commercial development with top-tier logistics companies including UPS, FedEx and CS Integrated LLC. With DHL, Mr. Diaz was head of transformational programs involving international tradelane development and improved customer experience. Mr. Diaz has a bachelors of science degree in industrial engineering from the New Jersey Institute of Technology and a logistics management certification from the Georgia Institute of Technology.

Brud E. Drachman has been Executive Vice President—Construction and Facilities since August 2013, was Executive Vice President—Construction Management of the Company from November 2005 until July 2013, served as Executive Vice President—Real Estate and Construction of the Company from February 2005 through October 2005 and as Executive Vice President—Construction and Private Label Merchandising from November 2004 until January 2005. Mr. Drachman served as Executive Vice President—Real Estate and Construction of the Company from November 2002 until October 2004 and served as Senior Vice President—Real Estate and Construction of the Company from August 1998 to October 2002. Mr. Drachman previously served as Vice President—Real Estate and Construction at Price Enterprises from August 1994 to August 1997. Prior to joining Price Enterprises in 1994, Mr. Drachman served as Project Manager at The Price Company beginning in 1987.

John D. Hildebrandt has been Executive Vice President—Operations of the Company since February 2010. Mr. Hildebrandt served as Executive Vice President—Central America and Trinidad Operations from March 2009 through January 2010, as Executive Vice President—Central America Operations from August 2003 until February 2009, as Executive Vice President—

PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2018 Proxy Statement	15

Executive Officers of the Company (continued)

Caribbean and Asia Operations from July 2001 until July 2003 and as Senior Vice President of the Company from September 2000 until July 2001. Mr. Hildebrandt previously served as Vice President of the Company from September 1998 until August 2000, overseeing operations in Central America. Mr. Hildebrandt served as the Company’s Country Manager in the Philippines and Panama from August 1997 until August 1998, and as Price Enterprises’ Country Manager in the Philippines and Panama from 1996 until the Company was spun off from Price Enterprises in August 1997. Prior to joining Price Enterprises as Country Manager in 1996, Mr. Hildebrandt was a Senior Operations Manager of Price/Costco from 1994 through 1996, and served in various management roles for The Price Company beginning in 1979.

Laura Santana has been Executive Vice President—Information Technology since March 2017. Ms. Santana has served in progressively responsible positions relating to the Company’s IT systems since joining the Company in 1995. Ms. Santana previously worked at The Price Company from 1987 to 1995 in operations and information technology. Ms. Santana is a graduate of the University of San Diego.

Jesus Von Chong has been Executive Vice President—Local/Regional Buying—Central America/Caribbean/Colombia since August 2018. He previously served as Executive Vice President—Chief Merchandising Officer from September 2016 through July 2018 and was Executive Vice President—Foods Merchandising from November 2015 through August 2016. Mr. Von Chong served as Senior Vice President of Merchandising for Central America beginning in 2003, added Colombia to his responsibilities in March 2011 and the Caribbean Region in April 2015. He served as a Regional Merchandising Director for Panama, Costa Rica and Dominican Republic from 2000 to 2003. He was first employed by the Company as a buyer in the Company’s operations in Panama in 1996. Mr. Von Chong progressed to head Buyer in 1998, Warehouse Manager for Via Brasil Operations in 1999 and to Panama’s Country Manager in 2000.

16	PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2018 Proxy Statement

Executive and Director Compensation

Compensation Discussion and Analysis

The Compensation Committee of our Board of Directors, comprised entirely of independent directors, administers the Company’s executive compensation program. The role of the Compensation Committee is to oversee compensation and benefit plans and policies, administer stock plans, and review and approve annually all compensation decisions relating to all executive officers.

Purposes and Structure of the Executive Compensation Program

The executive compensation program is designed to:

•	Attract, motivate and retain superior talent;

•	Encourage high performance, collaboration and accountability; and

•	Align executive pay opportunities with Company performance and stockholder returns.

To achieve these objectives, the Compensation Committee, which is comprised of members who have knowledge of executive compensation levels of other companies by virtue of their professional background, experience and dealings external to the Company, has implemented compensation plans that provide a competitive salary and align compensation with stockholder returns.

In determining specific amounts and components of compensation, the Compensation Committee considered each officer’s performance, level of responsibility, skills and experience, and other compensation awards or arrangements, as more fully described below under “Elements of Compensation.”

Compensation Determination Process

Each year the Compensation Committee relies on multiple data points to assess the competitiveness of our executive compensation program and the individual compensation of our executives. Information the Compensation Committee uses to perform this analysis includes:

•	The Company’s performance against its financial and operational goals;

•	The mix of short-term and long-term compensation in the form of cash and equity-based compensation;

•	A review of information on the competitive market, compiled by the Compensation Committee’s independent consultant; and

•	The expense to the Company of the proposed compensation for the following fiscal year relative to the Company’s budget.

The Compensation Committee reviews and approves all equity awards for all executives and employees. Management provides information to the Committee members at their request to aid in their decision-making. The information includes historical cash compensation and stock grants to the Company’s executives, internal equity comparisons, and the financial impact to the Company of particular compensation decisions. The Compensation Committee also receives comparable company compensation information, as described below.

During fiscal year 2018, the Company’s Chairman made recommendations to the Compensation Committee with respect to salary and restricted stock for the Chief Executive Officer and President, and the Chief Executive Officer and President made recommendations to the Compensation Committee with respect to salary and restricted stock for the Executive Vice Presidents. In addition, the Compensation Committee regularly engages an independent compensation consultant to conduct market reviews of our competitive market for executive talent. The Committee engaged Semler Brossy Consulting Group to conduct a review of market data for use in determining fiscal 2019 compensation levels and to provide recommendations on instituting a

PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2018 Proxy Statement	17

Executive and Director Compensation (continued)

long-term performance-based compensation structure, in response to stockholder input. After gathering this input and receiving these recommendations, the Compensation Committee determined the compensation of our Named Executive Officers in executive session. In the case of employees below the level of Executive Vice President, the Chief Executive Officer and President, working with other members of management, set their cash compensation and made recommendations to the Compensation Committee with respect to equity awards.

The Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between annual and long-term compensation, between cash and non-cash compensation, or among different forms of compensation. However, the Compensation Committee believes that long-term compensation plays an important role in encouraging positive results through collaboration, aligning the compensation of the senior management team to stockholder returns and in retaining key executives. In particular, the Compensation Committee believes that the Chief Executive Officer’s compensation should be more heavily weighted towards long-term incentives as compared to other members of senior management given his or her greater ability to affect the results of the Company and the importance of retaining his or her services.

The following table sets forth executive compensation and governance policies and practices we have implemented to advance the objectives of our executive compensation program and to align our practices and policies with industry-leading standards.

Practice		PriceSmart Policy
Alignment of Compensation and Stockholder Returns	✓	A majority of the total target compensation opportunity of our Named Executive Officers is long-term equity incentive awards.
Stock Ownership Requirements	✓	All of our executive officers and outside directors are subject to stock ownership requirements.
Clawback Policy	✓	All of our executive officers are subject to a compensation clawback policy.
Independent Compensation Consultant	✓	The Compensation Committee engages an independent compensation consultant that reviews and advises the Compensation Committee on executive compensation. The consultant performs services solely for the Compensation Committee.
Anti-Hedging and Pledging Policy	✓	We do not allow executive officers or directors to enter into any hedging or pledging transactions relating to our common shares.
Excise Tax Gross-Ups	✓	We do not pay excise tax gross ups under our employment agreements in the event of a change in control.

18	PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2018 Proxy Statement

Executive and Director Compensation (continued)

Comparison of Short-Term Compensation and Long-Term, Equity-Based Compensation

The charts below show the percentage breakdown of short-term compensation (comprised of salary, dividends paid on restricted stock, 401(k) contribution by the Company and miscellaneous perquisites) and long-term, equity-based compensation (comprised of the dollar value of restricted stock awards that vested during the fiscal year based on the market value on the vesting date) for fiscal year 2018 for our former Chief Executive Officer and President and for the other Named Executive Officers.

Components of CEO Compensation Short-Term Compensation Long-Term Compensation Components of Other NEO Compensation Short-Term Compensation Long-Term Compensation

Performance Evaluation Process

The Compensation Committee and our Chief Executive Officer generally consider the following objective and subjective factors when evaluating the performance of our executive officers:

•	long-term strategic goals;

•	short-term business goals;

•	same store sales growth of the Company;

•	profit and revenue goals;

•	earnings per share;

•	optimization of organizational effectiveness and productivity;

•	fostering teamwork and other corporate values;

•	leadership and the development of talent;

•	the performance of our competitors; and

•	specific business challenges and general economic and market conditions.

The Compensation Committee and our Chief Executive Officer do not assign any of these performance factors a specific weight, but they seek to strike an appropriate balance each year and for each executive. Further, the Compensation Committee and Chief Executive Officer may consider different factors for each executive.

Use of Independent Compensation Consultant

In fiscal year 2018, the Compensation Committee retained Semler Brossy Consulting Group as its independent executive compensation consultant. Semler Brossy has no other business relationship with the Company and receives no payments from us other than the fees for services to the Compensation Committee. Semler Brossy reports directly to the Compensation Committee, and the Compensation Committee may replace Semler Brossy or hire additional consultants at any time.

PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2018 Proxy Statement	19

Executive and Director Compensation (continued)

During fiscal year 2018, the scope of Semler Brossy’s engagement included:

•	Conducting a review of the competitive market information for our executive officers, including our former Chief Executive Officer and President;

•	Reviewing and commenting, as requested by the Compensation Committee, on our executive compensation programs and opportunities;

•	Reviewing and commenting on the Compensation Committee’s report for the proxy statement; and

•	Participating in the design and implementation of new performance linkages in our equity compensation program.

Role of Comparable Company Compensation Information in the Compensation Determination Process

The Compensation Committee establishes individual executive compensation at levels the Compensation Committee believes are comparable with those of executives in other companies of similar size and stage of development operating in retail industries, taking into account our own strategic goals and our relative performance. Management utilized Equilar Inc.’s Executive Insight research database, a resource for referencing executive compensation and analyzing executive pay trends based on information Equilar gathers from proxy statements and reports filed with the Securities and Exchange Commission, and additional competitive information provided by our compensation consultant, Semler Brossy.

The most directly comparable companies to PriceSmart are Costco Wholesale Corporation, Sam’s Club and BJ’s Wholesale Club Holdings, Inc. These corporations’ sizes relative to PriceSmart’s makes comparisons impractical for executive compensation purposes. In addition, comparable compensation data for Sam’s Club is not publicly available, and comparable compensation information has not been available for BJ’s until July 2018. Accordingly, the Compensation Committee determined that for fiscal 2018 our Named Executive Officers’ compensation should be compared to compensation of executives at public companies Institutional Shareholder Services included in its most recent benchmarking analysis for PriceSmart. ISS uses a peer group comprised of the 16 public companies in the same SIC code as PriceSmart, with revenues between $1.6 billion and $8 billion and employees between 1,500 and 40,000. The Compensation Committee adopted the same group, except that it excluded Sears Hometown & Outlet Stores, Inc. because of its recent bankruptcy filing. The peer group, excluding Sears, consists of the following 15 companies:

•

Aaron’s Inc., Andersons, Inc., Ascena Retail Group, Inc., Big Lots, Inc., Bon-Ton Stores, Inc., Burlington Stores, Inc., Casey’s General Stores, Inc., Dillard’s, Inc., DSW Inc., Fred’s, Inc., Ingles Markets Inc., Neiman Marcus Group LTD LLC, Rent A Center Inc. DE, Village Super Market Inc., and Weis Markets Inc.

Prior to fiscal 2018, our Compensation Committee compared our Named Executive Officers’ compensation to that of two groups: U.S.-based retail companies with annual revenues ranging from $1.9 billion to $15 billion and companies based in Southern California with revenues of $196 million to $3.8 billion. The list of U.S. retail companies we previously used is similar to the list of retail companies set forth above, but we believe the list set forth above is comprised of companies more comparable to PriceSmart than our previous list. In addition, given our national recruiting of our two most recently hired Named Executive Officers and that two of our six named executive officers in fiscal 2018 worked outside of Southern California, the Compensation Committee has determined that a peer group comprised of Southern California-based companies is significantly less meaningful than the list of peer companies set forth above. We expect the public companies included in our new peer group to change as companies move into and out of the annual revenue ranges or cease to be publicly traded. In addition, moving forward, the Compensation Committee will review the peer group each year, and it may make changes from time to time to ensure the group remains current and meaningful for benchmarking executive pay levels and practices.

As part of its compensation program review process, the Compensation Committee assesses the mix of the compensation elements for our Named Executive Officers against compensation data from Equilar, as well as information from Semler Brossy,

20	PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2018 Proxy Statement

Executive and Director Compensation (continued)

for similar positions within the peer group. The Compensation Committee noted substantial variation between the compensation levels of similarly situated executives. In particular, the Compensation Committee noted that long-term equity compensation varied significantly company-to-company as a result of differences in the frequency and timing of equity grants. As a result, the Compensation Committee focused on the competitiveness of PriceSmart’s cash compensation relative to peer companies. The Compensation Committee determined that the cash compensation for our Named Executive Officers was below competitive midpoints, and therefore, the Compensation Committee concluded that the compensation to PriceSmart executives was not excessive.

Based on the objectives outlined above, the Compensation Committee strives to set target total compensation opportunity levels and the individual components of compensation to be competitive with the market in which we compete for executive talent. The Compensation Committee does not, however, target any specific percentile of market compensation levels.

Compensation data for the peer group of companies is only one of the many factors the Compensation Committee considers in setting compensation for PriceSmart’s Named Executive Officers, and actual compensation may vary based on the Compensation Committee’s review of other considerations, including the Company’s and the individual Named Executive Officer’s performance and the value of the executive’s leadership and other skills to the Company.

Elements of Compensation

In fiscal year 2018, the compensation of our Named Executive Officers was comprised of base salaries and long-term, equity-based incentives in the form of restricted stock awards and, in the case of two executives, performance stock units. Prior to fiscal year 2016, a portion of our Named Executive Officers’ compensation included an annual cash bonus based upon achievement of certain short-term levels of operating income and sales performance. In fiscal year 2016, the Compensation Committee determined that our Named Executive Officers played an important and strategic role in guiding the Company toward sustainable and long-term success that could more effectively be incentivized by eliminating the annual cash bonus and increasing the long-term equity component of Named Executive Officers’ compensation. Equity grants to our executives vest with continued service over multiple years. This multi-year approach closely reflects the long-term orientation inherent in our membership-based business model. Further, the Compensation Committee’s administration of the annual cash incentive program had been challenging because of economic variability and fluctuations in currency exchange rates in certain of the Company’s principal business markets that resulted in financial outcomes unrelated to the performance of management. The Compensation Committee determined that equity grants could help manage through this variability. Finally, equity compensation underscores the alignment of our executives and stockholders over time, enhancing an ethic of ownership within our executive team.

Base Salary. Base salaries for the Named Executive Officers were initially established either when they were hired into the position from outside the Company or as they were promoted to increasing levels of responsibility within the Company. Base salaries for the Named Executive Officers are generally established based on the scope of their responsibilities, level of experience and individual performance, taking into account both external competitiveness and internal equity considerations. While the goal for the base salary component is to compensate executives at a level that is competitive with the salaries of executives in comparable positions among our peer group, the Compensation Committee does not attempt to set base salaries at a certain target percentile within the peer group. Instead, the Compensation Committee considers external market information only to confirm that its base salary determinations based on the other factors described above are competitive.

The Compensation Committee annually evaluates the base salary levels of the Named Executive Officers to ensure that there is consistency within the Company based upon scope of responsibility and also to ensure that the base salaries are not excessive relative to the peer companies listed above. In establishing changes to base salaries, the Compensation Committee may consider the overall financial condition of the Company but does not make changes to executive salaries based on the achievement of any particular financial criteria.

PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2018 Proxy Statement	21

Executive and Director Compensation (continued)

In January 2018, all of the Named Executive Officers received increases to their base salaries of 2%. The increase in base pay for non-executive U.S.-based employees within the Company was 3%. Mr. Laparte received an increase of $15,064, Mr. Heffner received an increase of $8,869, Mr. Naylon received an increase of $10,737, Mr. Velasco received an increase of $8,446 and Mr. Von Chong received an increase of $8,487. In each case, these increases were intended to maintain base salaries at an appropriate level based upon the Compensation Committee’s review of peer group companies and taking into account general economic inflation.

Long-Term Incentive Compensation. We believe that long-term incentives for higher level executives are consistent with the values and culture of the Company and therefore should be an integral and heavily weighted part of the overall executive compensation program. Direct linkages of executive pay with the Company’s stock price performance encourages and rewards an owner-operator mindset among the Company’s executives.

PriceSmart has used restricted stock as the primary long-term incentive vehicle because:

•	restricted stock and the related vesting period help attract and retain executives;

•

the value received by the recipient of a restricted stock grant is enhanced as our stock price increases; therefore, restricted stock promotes teamwork and collaboration and enhances the executives’ incentives to increase the stock price and maximize stockholder value; and

•	restricted stock helps to provide a balance to the overall executive compensation program as restricted stock rewards executives for increases in stockholder value over the longer term.

PriceSmart historically has awarded restricted stock with time-based vesting to its Named Executive Officers, but the Compensation Committee has determined performance-based equity is an important tool, alongside grants of restricted stock with time-based vesting. In fiscal 2018, the Compensation Committee made the Company’s first-ever grants of performance stock units to Mr. Jager, the Company’s Chief Financial Officer, and Mr. Velasco, the Company’s General Counsel. If the Company achieves revenue or operating income targets specified by the Compensation Committee for fiscal year 2019, these awards will vest in two annual installments in October 2019 and October 2020 subject to the recipient’s continued employment through those vesting dates. The performance stock units have dividend equivalents, but payment of such amounts will be subject to satisfaction of the performance criteria.

In fiscal year 2017, the Compensation Committee decided that the Company should make smaller annual grants of restricted stock vesting over a period of three years instead of the larger, periodic grants vesting over five or more years the Compensation Committee had previously made. In moving to annual awards, the Compensation Committee noted that moving to smaller, but more frequent, awards would give the Compensation Committee greater flexibility to adjust awards to take into account:

•	an individual’s value to the Company, including any extraordinary skills or characteristics which might warrant special consideration;

•	changes in external benchmarks;

•	changes in internal benchmarks, addressing morale and fairness issues;

•	an individual’s trend in compensation relative to changes in the financial performance of the Company; and

•	fiscal responsibility and appropriateness given the short- and long-term performance of the Company.

The Compensation Committee also noted that annual awards would allow the Company to have better fiscal control of the compensation program; would more easily allow for the implementation of pay-for-performance metrics; and would help prevent hardship or windfall scenarios in future.

22	PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2018 Proxy Statement

Executive and Director Compensation (continued)

Despite the Compensation Committee’s determination in fiscal year 2017 to make grants on an annual rather than periodic basis, it elected not to make any grants to our Named Executive Officers in fiscal year 2017 given grants made in fiscal year 2016 under the prior approach. In addition, apart from supplemental grants of time-vesting restricted stock and performance stock units to Mr. Jager and Mr. Velasco, the Compensation Committee also did not make any grants in fiscal year 2018 as it worked with Semler Brossy to incorporate performance-based vesting into at least a portion of the annual equity incentive awards. The Compensation Committee made grants of performance stock units and restricted stock to our Named Executive Officers (other than Mr. Laparte) in October 2018 (fiscal year 2019) and made grants of performance stock units and restricted stock to Ms. Bahrambeygui in November 2018 (fiscal year 2019). The grants to Ms. Bahrambeygui are comprised of 2/3 restricted stock and 1/3 performance stock units with the same performance criteria as the other executive officer grants and a one-year vesting schedule.

The Compensation Committee believes that, moving forward, these two equity instruments—performance stock units and restricted stock—will work together to provide the Company’s executives a competitive pay opportunity that focuses executives on maximizing stockholder value over the long term.

In determining the number of shares of restricted stock to be granted to our Named Executive Officers, the Compensation Committee takes into account the individual’s position, scope of responsibility, ability to affect profits and stockholder value, and the value of restricted stock in relation to other elements of the individual executive’s total compensation. All awards of restricted stock are made by the Compensation Committee.

Our Named Executive Officers recognize taxable income from restricted stock when and as shares vest. On each vesting date, the Company repurchases a portion of the shares vesting on such vesting date from the participant to cover the tax obligations triggered by the vesting. The Company repurchases the shares at their fair market value on the date of vesting and pays this amount directly to the taxing authorities. The Company generally receives a corresponding tax deduction for compensation expense in the year of vesting, subject to limits on the deductibility of compensation in excess of $1.0 million paid to certain executives under Internal Revenue Code Section 162(m). The amount included in the participant’s wages upon such vesting, and, subject to Section 162(m), the amount we may deduct, is equal to the fair market value of a share of Common Stock on the date the shares vest, multiplied by the number of shares vesting.

Severance and Change in Control Payments. We have entered into agreements and maintain plans that require us to make payments and/or provide benefits to our Named Executive Officers under specified circumstances in the event of a termination of their employment or a change in control. We provide for certain severance benefits in the event that a Named Executive Officer’s employment is involuntarily terminated. Such severance benefits are designed to alleviate the financial impact of an involuntary termination through salary continuation and are intended to provide for a stable work environment. We believe that reasonable severance benefits for our Named Executive Officers are important because it may be difficult for our executive officers to find comparable employment within a short period of time following certain qualifying terminations. In addition to normal severance, we provide for accelerated vesting of all equity awards for all employees in the event of a change in control as a means of reinforcing and encouraging the continued attention and dedication of our employees to their duties of employment without personal distraction or conflict of interest in circumstances which could arise from the occurrence of a change in control. We believe that the interests of stockholders will be best served if the interests of our senior management are aligned with them, and providing these change-in-control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of stockholders.

The Company provides severance, continuity and change-in-control benefits because they are essential to help us fulfill our objectives of attracting and retaining key managerial talent. These agreements are intended to be competitive with those of similarly sized companies in our industry and company size and to attract and retain highly qualified individuals. While these arrangements form an integral part of the total compensation provided to these individuals and are considered by the

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Executive and Director Compensation (continued)

Compensation Committee when determining executive officer compensation, the decision to offer these benefits did not influence the Compensation Committee’s determinations concerning other direct compensation or benefit levels.

Other Benefits. PriceSmart’s Named Executive Officers are eligible to participate in all of our employee benefit plans, such as our 401(k) plan and our medical, dental, vision, long and short-term disability and life insurance plans, in each case on the same basis as other employees. We also offer our Chief Executive Officer and President a housing allowance and travel benefits in accordance with his employment agreement described below, and we reimbursed moving expenses and are providing a one-year housing allowance of $60,000 for our Chief Financial Offer. The Compensation Committee believes that these perquisites are no greater than competitors’ practices.

Say-on-Pay Feedback from Stockholders

At our 2018 Annual Meeting of Stockholders, we sought an advisory vote from our stockholders regarding our executive compensation program and received a 99.7% favorable vote supporting the program, excluding abstentions and broker non-votes. For fiscal year 2018, the Compensation Committee considered the results of the advisory vote as part of its annual review of the compensation provided to our Named Executive Officers and other executives. The Compensation Committee will continue to consider the outcome of our say-on-pay votes when making future compensation decisions for the Company’s executive officers.

Stock Ownership Guidelines and Hedging and Pledging Prohibition

To further align executive and stockholder interests, we have adopted stock ownership guidelines for our executives and non-employee directors. The guidelines require our Chief Executive Officer to hold Common Stock with a value of at least five times his or her base salary and other executive officers to hold Common Stock with a value of at least one times their respective base salaries. The guideline for non-employee directors is one times their annual cash compensation. Until such time as an executive or non-employee director satisfies the minimum ownership requirement set forth herein, such executive or non-employee directors is required to hold 50% of the equity awards (net of amounts required to satisfy any applicable tax obligations arising in connection with the exercise or vesting of any equity award) granted by the Company on or after the date such executive or non-employee director becomes subject to these guidelines. After an executive or non-employee director satisfies the minimum ownership requirement as of a measurement date, he or she will be deemed to be in compliance with the stock ownership guidelines notwithstanding subsequent changes in the value of his or her stock ownership, so long as the number of shares deemed held does not decrease (as counted in connection with the foregoing valuation methodology). In addition to the minimum stock ownership requirements, we do not allow our executive officers or non-employee directors to enter into any hedging, pledging or monetization transactions involving our Common Stock.

Recoupment Policy

We adopted a Compensation Recoupment Policy effective as of September 19, 2017. The recoupment (or “clawback”) policy provides the Compensation Committee with broad discretion to recoup certain incentive awards made to the Company’s executive officers when it determines that (1) an executive engaged in serious misconduct or failed to supervise a subordinate employee who engaged in serious misconduct which the executive knew, or was reckless in not knowing, was occurring, and (2) such misconduct resulted in a material violation of law or a written Company policy that caused significant financial or reputational harm to the Company. This clawback policy is broader than current and expected regulatory requirements. The policy can be found on the Corporate Governance section of our website.

24	PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2018 Proxy Statement

Executive and Director Compensation (continued)

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis required to be included in this Proxy Statement. Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in our Proxy Statement.

The foregoing has been furnished by the Compensation Committee.

Beatriz Infante

Leon C. Janks

Gary Malino

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised of Ms. Infante, Mr. Janks and Mr. Malino. Ms. Bahrambeygui served on the Compensation Committee during fiscal year 2018. No interlocking relationship exists between any member of the Compensation Committee and any member of any other company’s Board of Directors or compensation committee.

PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2018 Proxy Statement	25

Executive and Director Compensation (continued)

Executive Compensation

Summary of Compensation

The following table shows information regarding the compensation earned by any person who served as our Chief Executive Officer or Chief Financial Officer during the fiscal year ended August 31, 2018 and the three other most highly compensated executive officers who were serving as executive officers at August 31, 2018. These persons are referred to as the Company’s “Named Executive Officers” elsewhere in this Proxy Statement.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Jose Luis Laparte
—Former Chief Executive Officer and President(1)
	2018	$762,654	$ —	$ —	$ —	$117,614(3)	$ 880,268
	2017	745,925	—	—	—	130,390(3)	876,315
	2016	724,200	—	7,264,794	—	146,466(3)	8,135,460
Maarten Jager
—Executive Vice President and Chief Financial Officer
	2018	$186,538	—	2,462,887	—	124,189(4)	2,773,614
John M. Heffner
—Former Executive Vice President and Chief Financial Officer(5)
	2018	365,505	—	—	—	158,212(6)	514,717
	2017	439,151	—	—	—	23,326(6)	462,477
	2016	426,360	—	998,189	—	26,753(6)	1,451,302
William J. Naylon
—Executive Vice President and Chief Operating Officer
	2018	543,526	—	—	—	35,277(7)	578,803
	2017	531,603	—	—	—	38,243(7)	569,846
	2016	516,120	—	2,559,132	—	44,376(7)	3,119,628
Francisco Velasco
—Executive Vice President, Secretary and General Counsel
	2018	427,579	—	422,369	—	16,422(8)	866,369
	2017	418,201	—	—	—	237,091(8)	655,292
Jesus Von Chong
—Executive Vice President
	2018	435,440	—	—	—	35,322(9)	470,762
	2017	424,372	—	—	—	37,400(9)	461,772
(1)	Mr. Laparte resigned as Chief Executive Officer and President and as a director effective November 16, 2018.
(2)

Represents the aggregate grant date fair value of the restricted stock awards and performance stock units granted to the Named Executive Officers in the relevant fiscal year in accordance with FASB Accounting Standards Codification ASC 718, “Share-Based Payment” (“ASC 718”). For information regarding assumptions made in connection with this valuation, please see Note 7 Stock Based Compensation to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2018, filed with the SEC on October 25, 2018. Restricted stock awards and restricted stock units have not been granted on an annual basis.

(3)

For fiscal 2018, represents dividend payments of $52,123 on unvested restricted stock awards, 401(k) contributions made by the Company totaling $11,000, housing allowance payments totaling $50,004 and $4,487 for the cost of airline tickets for Mr. Laparte and his family and the related tax gross-up. For fiscal 2017, represents dividend payments of $60,942 on unvested restricted stock awards, 401(k) contributions made by the Company totaling $10,800, housing allowance payments totaling $50,004 and $8,644 for the cost of airline tickets for Mr. Laparte and his family and the related tax gross-up. For fiscal 2016, represents dividend payments of

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Executive and Director Compensation (continued)

$78,579 on unvested restricted stock awards, 401(k) contributions made by the Company totaling $10,600, housing allowance payments totaling $50,004 and $7,283 for the cost of airline tickets for Mr. Laparte and his family and the related tax gross-up.
(4)	Represents 401(k) contributions made by the Company totaling $4,400. Also includes, a housing allowance of $20,000 on a grossed up basis and reimbursement of relocation expenses of $99,789.
(5)	Mr. Heffner retired effective June 1, 2018.
(6)

For fiscal 2018, represents dividend payments of $10,713 on unvested restricted stock awards, 401(k) contributions made by the Company totaling $10,075, vacation payout of $43,190 and severance of $94,234. For fiscal 2017, represents dividend payments of $12,526 on unvested restricted stock awards and 401(k) contributions made by the Company totaling $10,800. For fiscal 2016, represents dividend payments of $16,153 on unvested restricted stock awards and 401(k) contributions made by the Company totaling $10,600.

(7)

For fiscal 2018, represents dividend payments of $24,277 on unvested restricted stock awards and 401(k) contributions made by the Company totaling $11,000. For fiscal 2017, represents dividend payments of $27,443 on unvested restricted stock awards and 401(k) contributions made by the Company totaling $10,800. For fiscal 2016, represents dividend payments of $33,776 on unvested restricted stock awards and 401(k) contributions made by the Company totaling $10,600.

(8)

For fiscal 2018, represents dividend payments of $5,422 on unvested restricted stock awards and 401(k) contributions made by the Company totaling $11,000. For fiscal 2017, represents dividend payments of $6,196 on unvested restricted stock awards, 401(k) contributions made by the Company totaling $10,800. For fiscal 2017, also includes, reimbursed costs, on a grossed up basis, of $43,964 for moving expenses and temporary housing during the moving process, and an additional payment of $176,131 to Mr. Velasco to offset the cost of financing his San Diego residence. Mr. Velasco agreed to repay this amount on a pro rated basis if he resigns within three years following his hire date.

(9)

For fiscal 2018, represents dividend payments of $8,694 on unvested restricted stock awards and pension contribution of $26,628. For fiscal 2017, represents dividend payments of $11,240 on unvested restricted stock awards and pension contribution of $26,160.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended August 31, 2018 to the Named Executive Officers.

Name	Grant Date	Estimated Payouts under Equity Incentive Plan Awards			All Other Stock Awards:	Grant Date Fair Value Stock and Option ($)(1)
		Threshold (#)	Target (#)	Maximum (#)	Number of Shares
Jose Luis Laparte		0	0	0	0	$ 0
Maarten O. Jager	3/24/2018(2)	0	0	0	23,568	2,092,838
	7/17/2018(3)	0	4,714	4,714	0	370,049
John Heffner		0	0	0	0	0
Bill Naylon		0	0	0	0	0
Francisco Velasco	4/04/2018(2)	0	0	0	3,490	285,308
	7/17/2018(3)	0	1,746	1,746	0	137,061
Jesus Von Chong		0	0	0	0	0
(1)

Represents the aggregate grant date fair value of the restricted stock awards and performance stock units granted to the Named Executive Officers in the relevant fiscal year in accordance with FASB Accounting Standards Codification ASC 718, “Share-Based Payment” (“ASC 718”). For information regarding assumptions made in connection with this valuation, please see Note 7 Stock-Based Compensation to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2018, filed with the SEC on October 25, 2018. Restricted stock awards and restricted stock units have not been granted on an annual basis.

(2)	Award of restricted stock with time-based vesting.

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Executive and Director Compensation (continued)

(3)

Award of performance stock units. In the case of Mr. Jager’s award, subject to his continued employment through the vesting date, 67% of the shares will vest on October 26, 2019 and 33% of the shares will vest on October 26, 2020 if the Company has achieved revenue or operating income targets specified by the Compensation Committee for fiscal year 2019. In the case of Mr. Velasco’s award, subject to his continued employment through the vesting date, 50% of the shares will vest on October 26, 2019 and 50% of the shares will vest on October 26, 2020 if the Company has achieved revenue or operating income targets specified by the Compensation Committee for fiscal year 2019.

Employment Contracts

The Company has entered into an employment agreement with Sherry Bahrambeygui’s relating to her service as Interim Chief Executive Officer. The agreement provides for a term beginning on November 16, 2018 and continuing until terminated by either party on 60 days’ prior written notice or by the Company immediately for “cause” or upon Ms. Bahrambeygui’s death or “disability.” The employment agreement specifies a base salary amount of $875,000 per year, which may be increased, but not decreased, at the Company’s discretion. The employment agreement states that Ms. Bahrambeygui is entitled to reimbursement of business expenses and is eligible to receive all other benefits offered to senior executives of the Company under the Company’s benefit practices and plans.

Ms. Bahrambeygui’s employment agreement contemplates the award of restricted stock and performance stock units having an aggregate target value equal to $2.175 million at the time of grant. Such grants will be made concurrent with the commencement of her employment as Interim Chief Executive Officer. The number of shares covered by such grants will be determined based on an average of the closing price for the 30 trading days prior to the date of grant. Of such grants, two-thirds will be comprised of restricted stock awards with time-based vesting and one-third will be comprised of performance stock units. The restricted stock will vest 12 months from the date of grant, provided that if Ms. Bahrambeygui’s employment is terminated by the Company without cause before the completion of the 12-month term, she will receive the greater of 50% vesting or pro rata vesting based on the number of days worked during the 12-month term. Performance stock units will vest based on the Compensation Committee’s determination in October 2019 that the Company has achieved revenue or operating income targets specified by the Compensation Committee for fiscal year 2019, provided that if one of the performance criteria is achieved but Ms. Bahrambeygui’s employment is terminated without cause before the Compensation Committee makes its determination, she will receive the greater of 50% vesting or pro rata vesting based on the number of days worked. If Ms. Bahrambeygui’s employment is terminated due to her death or disability and such death or disability results from events or circumstances occurring while she is traveling for business inside or outside the United States, her restricted stock will vest in full and her performance stock units will vest in full, subject to the achievement of one of the performance criteria.

In the event that the Company terminates Ms. Bahrambeygui’s employment without “cause” or upon her “disability,” Ms. Bahrambeygui will be entitled to the following separation benefits:

•

a success bonus, with at-target performance set at $437,500. The final amount of such Success Bonus will be subject to the discretion of the Compensation Committee, taking into account a number of factors, including the length of Ms. Bahrambeygui’s tenure as Interim Chief Executive Officer and her success in achieving objectives relating to strategic plan and process, operating process, organizational process, compensation practices and management development; and

•	continued contribution of the premium cost for Ms. Bahrambeygui’s and her eligible dependents’ participation in the Company’s group health plan for six months.

The foregoing separation benefits are the exclusive benefits that would be payable to Ms. Bahrambeygui under her employment agreement by reason of her termination. Payment of the separation benefits is conditioned on Ms. Bahrambeygui’s continued compliance with her obligations with respect to confidentiality, non-solicitation of employees and non-interference with the Company’s customers and contracts and Ms. Bahrambeygui (or her estate) executing and delivering to the Company a full release of all claims in a form reasonably acceptable to the Company.

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Executive and Director Compensation (continued)

If Ms. Bahrambeygui remains in the Interim Chief Executive Officer role into the eleventh month of service, the Compensation Committee will determine her compensation to take effect after completion of the first twelve months of the term of her Employment Agreement based on circumstances at that time.

The Company also has entered into employment agreements with each of its other executive officers that automatically renew each year unless either the Company or the executive provides at least 60 days’ notice that the Company or executive, as the case may be, wishes to terminate the agreement. Each employment agreement specifies the base salary in effect at the time the agreement was entered into and provides that the amount may be increased, but not decreased, at the Company’s discretion.

The employment agreements state that the executive is eligible to participate in the Company’s bonus plan in effect at the time and to receive all other benefits offered to senior executives of the Company under the Company’s benefit practices and plans. The Company discontinued its annual bonus plan in fiscal 2016, so there was no payment required to be made thereunder during fiscal 2017 or fiscal 2018.

In addition to termination at the end of the term if one party elects to terminate the agreement, the executive may terminate his or her employment on 60 days’ prior written notice. The Company may terminate the executive’s employment with cause upon immediate notice or without cause upon 30 days’ prior written notice. In the event that (i) the Company terminates an executive’s employment without “cause”; (ii) upon termination due to an executive’s “disability”; (iii) the executive terminates his or her employment for “good reason”; or (iv) the Company elects to cause the non-renewal of the employment agreement such that it expires at the end of its then-current term, subject to the executive providing a release to the Company, the executive will be entitled to:

•	payment of an amount equal to one times base salary then in effect, payable in 24 equal installments over a period of 12 months,
•	continued contribution of the premium cost for the executive’s and his eligible dependents’ participation in the Company’s group health plan for 12 months,
•	payment of any accrued but any unpaid bonus for year prior to termination and a pro rata bonus earned for the year of termination (payable when all other bonuses are paid).

Upon an executive’s death, the executive’s estate will be entitled to receive continued contribution of the premium cost for executive’s eligible dependents’ participation in the Company’s group health plan for 12 months and payment of any accrued but any unpaid bonus for year prior to termination and a pro rata bonus for the year of termination (payable when all other bonuses are paid).

The employment agreements also contain confidentiality provisions, restrictions on solicitation of employees and interference with the Company’s customers and contracts, and other terms and conditions customary to executive employment agreements.

Equity Incentive Plans

Prior to January 22, 2013, the Company had three active Equity Incentive Plans. On January 22, 2013, the Company adopted the 2013 Equity Incentive Award Plan and agreed not to issue any additional awards under prior plans.

2001 Equity Participation Plan

The 2001 Equity Participation Plan of PriceSmart, Inc. (the “2001 Plan”) had a total of 9,052 shares outstanding as of November 30, 2018, all of which are subject to outstanding and unvested restricted stock units.

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Executive and Director Compensation (continued)

The 2001 Plan provides that in the event of a “Change in Control” or a “Corporate Transaction,” each as defined in the 2001 Plan, each outstanding award shall, immediately prior to the effective date of the Change in Control or Corporate Transaction, automatically become fully vested, exercisable or payable, as applicable, for all of the shares of Common Stock at the time subject to such award and, as applicable, may be exercised for any or all of those shares as fully vested shares of Common Stock.

2002 Equity Participation Plan

The 2002 Equity Participation Plan of PriceSmart, Inc. (the “2002 Plan”) has a total of 84,078 shares outstanding as of November 30, 2018, all of which are subject to outstanding and unvested restricted stock awards.

The 2002 Plan provides that in the event of a “Change in Control” or a “Corporate Transaction,” each as defined in the 2002 Plan, each outstanding award shall, immediately prior to the effective date of the Change in Control or Corporate Transaction, automatically become fully vested, exercisable or payable, as applicable, for all of the shares of Common Stock at the time subject to such award and, as applicable, may be exercised for any or all of those shares as fully vested shares of Common Stock.

2013 Equity Incentive Award Plan

The 2013 Equity Incentive Award Plan of PriceSmart, Inc. (the “2013 Plan”) provides that the Compensation Committee of the Board of Directors or a subcommittee thereof may grant or issue incentive stock options, non-qualified stock options, stock purchase rights, stock appreciation rights, restricted stock, deferred stock, dividend equivalents, performance awards, stock payments and other stock related benefits, or any combination thereof.

The 2013 Plan provides for awards covering up to (1) 600,000 shares of Common Stock plus (2) the number of shares that remained available for issuance under the 1998 Equity Participation Plan of PriceSmart, Inc., the 2001 Plan and the 2002 Plan (collectively, the “Prior Plans”) as of January 22, 2013. The number of shares reserved for issuance under the 2013 Plan increases during the term of the 2013 Plan by the number of shares relating to awards outstanding under the 2013 Plan or any of the Prior Plans that expire, or are forfeited, terminated, cancelled or repurchased, or are settled in cash in lieu of shares; however, in no event will more than an aggregate of 951,741 shares of our Common Stock be issued under the 2013 Plan. As of November 30, 2018, the 2013 Plan provided for the issuance of up to 858,611 shares (including shares originally authorized for issuance under the Prior Plans), with 357,737 shares subject to outstanding and unvested restricted stock awards, restricted stock units and performance stock units and 500,874 shares remaining available for future grants.

The 2013 Plan provides that in the event of a “Change in Control” or a “Corporate Transaction,” each as defined in the 2013 Plan, each outstanding award shall, immediately prior to the effective date of the Change in Control or Corporate Transaction, automatically become fully vested, exercisable or payable, as applicable, for all of the shares of Common Stock at the time subject to such award and, as applicable, may be exercised for any or all of those shares as fully vested shares of Common Stock, subject to prior achievement of vesting criteria in the case of performance stock units.

The Retirement Plan of PriceSmart, Inc.

In 1998, the Company established a retirement plan. The retirement plan is designed to be a “qualified” plan under applicable provisions of the Internal Revenue Code of 1986, as amended, covering all employees, as defined in the retirement plan. Each year, participants may contribute up to 100% per pay period of their pre-tax annual compensation (as defined in the retirement plan) up to the maximum allowable by the Internal Revenue Code of 1986, as amended. Participants also may contribute amounts representing distributions from other qualified plans. Effective January 1, 2011, the Plan was amended to replace the Company match with a discretionary contribution of 4% of the employee’s eligible compensation up to the IRS maximum

30	PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2018 Proxy Statement

Executive and Director Compensation (continued)

allowed to all employees regardless of their own salary deferrals. Effective January 1, 2016, the Company began providing up to a 2% matching contribution to non-officer employees who contribute at least 1% of their eligible pay. Although the Company has not expressed any intent to do so, the Company has the right under the retirement plan to discontinue its contributions at any time and to terminate the retirement plan, subject to the provisions of Employee Retirement Income Security Act of 1974, as amended. All participants in the retirement plan are immediately vested in their accounts and earnings thereon.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information with respect to outstanding equity awards at August 31, 2018 with respect to the Named Executive Officers.

		Stock Awards
Name	Grant Date	Number of Shares of Stock That Have Not Vested (#)(1)		Market Value of Shares of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares or Other Rights That Have not Vested (#)(1)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Other Rights That Have Not Vested ($)(2)
Jose Luis Laparte
	11/03/2015	50,000	(3)	$4,342,500	$ 0		$ 0
Maarten Jager
	04/24/2018	23,568	(4)	2,046,881	0		0
	07/17/2018	0		0	4,714	(5)	$ 409,411
John M. Heffner
		0		$ 0	0		$ 0
William J. Naylon
	01/25/2012	12,068	(6)	$1,048,106	0		$ 0
	11/03/2015	12,060	(7)	$1,047,411	0		$ 0
Francisco Velasco
	07/14/2016	4,426	(7)	$ 384,398
	04/04/2018	3,490	(8)	$ 303,107
	07/17/2018	0			1,746	(9)	$ 151,640
Jesus Von Chong
	01/25/2012	6,036	(6)	$ 524,227	0		$ 0
	11/03/2015	4,256	(7)	$ 369,633	0		$ 0
(1)	Each restricted stock award is subject to certain accelerated vesting upon a change in control, as described under “—Equity Incentive Plans” above.
(2)	The market value is computed by multiplying the closing market price of the Company’s Common Stock ($86.85) on August 31, 2018 by the number of shares subject to stock award.
(3)

In accordance with Mr. Laparte’s Separation Agreement and Waiver and Release of Claims, his remaining unvested shares of restricted stock will vest in full upon the effectiveness of his release pursuant to such agreement.

(4)	The shares will vest 60% on April 24, 2019, 27% on April 24, 2020 and 13% on April 24, 2021.
(5)

This award of performance stock units requires the achievement of the metrics discussed on under “—Elements of Compensation: Long-Term Incentive Compensation.” These performance stock units will vest 67% on October 26, 2019 and 33% on October 26, 2020, subject to achievement of the performance criteria.

PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2018 Proxy Statement	31

Executive and Director Compensation (continued)

(6)	Remaining shares will vest in equal installments on January 24 each year through January 24, 2022.
(7)	Remaining shares will vest in equal installments on August 29 each year through August 29, 2020.
(8)	The shares will vest 50% on April 4, 2019, 25% on April 4, 2020 and 25% on April 4, 2021.
(9)

This award of performance stock units requires the achievement of the metrics discussed on under “—Elements of Compensation: Long-Term Incentive Compensation.” The performance stock units will vest equally on October 26, 2019 and October 26, 2020 when earned.

Restricted Stock Vested

The following table sets forth certain information with respect to the vesting of shares of restricted stock during the fiscal year ended August 31, 2018 with respect to the Named Executive Officers.

	Stock Awards

Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
Jose Luis Laparte	11,863		$1,023,184
	13,334		1,136,057
Maarten Jager	0		0
John M. Heffner	6,173	(2)	524,100
William J. Naylon	6,030		520,088
	3,017		257,048
Francisco Velasco	2,213		190,871
Jesus Von Chong	1,509		128,567
	2,128		183,540
(1)	The value realized upon vesting of a stock award is calculated based on the number of shares vesting multiplied by the fair market value per share of the Common Stock on the vesting date.
(2)

Includes the following shares for which vesting was accelerated in connection with Mr. Heffner’s retirement: 992 shares which originally had a vesting date of January 24, 2019 and 2,352 shares which had a vesting date of August 29, 2018 for a total of 3,344 shares. The remaining 9,370 unvested shares were canceled.

Pension Benefits

Other than the Company’s retirement plan, which is described above, the Company does not have any plan that provides for payments or other benefits at, following, or in connection with, retirement for our Named Executive Officers.

Nonqualified Deferred Compensation

The Company does not have any plan that provides for deferred compensation.

32	PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2018 Proxy Statement

Executive and Director Compensation (continued)

Severance and Change in Control Payments

The following table summarizes the potential payments to each Named Executive Officer in two different potential scenarios: (1) a termination of the Named Executive Officer without cause and (2) a change in control without a termination of employment. The table assumes that the termination of employment or change in control occurred on August 31, 2018, the last business day of our last completed fiscal year. For purposes of estimating the value of accelerated vesting of equity awards to be received in the event of a change in control, the Company has assumed a price per share of our Common Stock of $86.85, which represents the closing market price of our Common Stock as reported on the Nasdaq Global Select Market on August 31, 2018 (the last trading day of fiscal year 2018).

Name	Severance upon Termination without Cause ($)(1)		Acceleration of Options and Restricted Stock upon Change in Control ($)(2)
Jose Luis Laparte	$768,304		$4,342,500
Maarten Jager	600,000		2,456,292	(3)
John M. Heffner	N/A		N/A
William J. Naylon	547,552		2,095,517
Francisco Velasco	430,746		839,145	(4)
Jesus Von Chong	583,384	(5)	893,380
(1)

Under the Named Executive Officer’s employment agreement, in the event of his termination other than for cause, death or disability, he will be entitled to payment of an amount equal to one times base salary then in effect, payable in 24 equal installments over a period of 12 months.

(2)

Under the terms of our equity incentive award plans, vesting of all restricted stock awards, restricted stock units and performance stock units for which at least one of the performance criteria have been met will accelerate upon a change in control.

(3)

Includes 4,714 performance stock units, valued for purposes of this table at $409,411, the vesting of which will accelerate upon a change in control only if one of the performance criteria has been met prior to the change in control.

(4)

Includes 1,746 performance stock units, valued for purposes of this table at $151,640, the vesting of which will accelerate upon a change in control only if one of the performance criteria has been met prior to the change in control.

(5)

In addition to salary continuation for one year, Mr. Von Chong would be entitled to receive in the event of his termination other than for cause, death or disability, a “Fondo de Cesentía” severance award in the amount of $150,537 pursuant to Panama law.

Director Compensation

Each non-employee director receives an annual retainer for serving on the Board of Directors.

Effective February 3, 2015, the Board of Directors adopted the following cash compensation program for the non-employee directors. Under the program, each non-employee director receives an annual retainer of $36,000 per year for serving on the Board of Directors. Additionally, non-employee directors who serve on, but do not chair, committees receive an additional $5,000 per year per committee. Committee chairpersons receive additional annual retainers as follows: the chairperson of the Compensation Committee receives an additional annual retainer of $15,000, the chairperson of the Finance Committee receives an additional annual retainer of $19,000, the chairperson of the Nominating/Corporate Governance Committee receives an additional annual retainer of $10,000, and the chairperson of the Audit Committee receives an additional annual retainer of $45,000. These annual retainers are paid on a quarterly basis. Ms. Infante receives an additional retainer of $25,000 in recognition of her devotion of significant additional time to supporting the Board of Directors and management on technology matters.

PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2018 Proxy Statement	33

Executive and Director Compensation (continued)

In addition, effective April 20, 2017, the Board of Directors adopted a policy of annual restricted stock unit awards tied to the year of service and rescinded a standing resolution pursuant to which a person who was initially elected or appointed to the Board of Directors, and who was a non-employee director at the time of such initial election or appointment, would be automatically granted such number of restricted stock units, with dividend equivalents thereon, equal to (1) $100,000 divided by (2) the 30-trading-day average of the Company’s stock price prior to the date of such election or appointment.

Effective January 24, 2018, the Board of Directors granted to each non-employee director an award of restricted stock units under the 2013 Plan, with dividend equivalents thereon, covering a number of shares having a value equal to $80,000 minus the value of RSUs vesting during the one-year vesting period of the new grants (based on the value at the time such awards were granted). To determine the number of shares covered by the new grants, the Board of Directors divided the dollar value of the award to be granted by the 30-trading-day average of the Company’s stock price prior to the grants. These awards will vest in full on January 31, 2019 or the date of the Company’s next annual meeting of stockholders, whichever is sooner, subject to the non-employee director’s continued service on the Board of Directors on such vesting date. The vesting of all restricted stock units accelerates automatically upon a change in control.

Directors also receive reimbursement for travel expenses incurred in connection with their duties as directors.

The following table sets forth a summary of the compensation we paid or was earned by our non-employee directors in the fiscal year ended August 31, 2018.

Name(2)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)(3)	Total ($)
Gonzalo Barrutieta	$41,000	$50,438	$556	$ 91,995
Sherry Bahrambeygui	76,000	50,438	556	126,995
Gordon Hanson	41,000	50,438	556	91,995
Beatriz V. Infante	76,000	80,770	664	157,433
Leon C. Janks	115,000	50,438	556	165,995
Mitchell G. Lynn	46,000	50,438	556	96,995
Gary Malino	48,500	50,438	838	102,276
Pierre Mignault	36,000	50,438	60,537	146,975
Robert Price(4)	—	—	—	—
Edgar Zurcher	36,000	50,438	556	86,995
(1)	Represents the aggregate grant date fair value of the restricted stock unit award granted to the director on January 24, 2018 calculated in accordance with ASC 718.
(2)	The aggregate number of restricted stock unit awards outstanding at the end of fiscal 2018 for each of the directors was as follows:
Sherry Bahrambeygui, 592; Gonzalo Barrutieta, 592; Gordon Hanson, 592; Beatriz Infante, 948; Leon C. Janks, 592; Mitchell G. Lynn, 592; Gary Malino, 995; Pierre Mignault, 592 and Edgar Zurcher, 592.
(3)

Represents the amount paid to the director pursuant to dividend equivalents on such director’s unvested restricted stock units plus, in the case of Mr. Mignault, the amount of consulting fees paid to Mr. Mignault as a sourcing agent.

(4)	Effective May 1, 2012, Mr. Price declined further compensation for his services as a director.

Risk Assessment

Management assessed the Company’s compensation program for the purpose of reviewing and considering any risks presented by the Company’s compensation policies and practices that are likely to have a material adverse effect on the Company.

34	PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2018 Proxy Statement

Executive and Director Compensation (continued)

As part of that assessment, management reviewed the primary elements of our compensation program, including base salary and long-term equity compensation. Management’s risk assessment included a review of the overall design of each primary element of our compensation program and an analysis of the various design features, controls and approval rights in place with respect to compensation paid to management and other employees that mitigate potential risks to the Company.

Management also noted that we have adopted stock ownership guidelines for our executives and non-employee directors. Management believes the adoption of such guidelines further aligns the interests of our Chief Executive Officer and President, our other executive officers and our Board of Directors with those of our stockholders. Management also noted that the adoption of the Company’s Compensation Recoupment Policy provides the Compensation Committee with broad discretion to recoup certain incentive awards made to the Company’s executive officers in instances of material violations of law or a written Company policy by an executive officer or by a subordinate employee if the executive failed to supervise the subordinate, if the misconduct caused significant financial or reputational harm to the Company.

Following the assessment, management determined that the Company’s compensation policies and practices did not create risks that were reasonably likely to have a material adverse effect on the Company and reported the results of the assessment to the Compensation Committee.

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median annual total compensation of all our employees and the annual total compensation of José Luis Laparte, our former Chief Executive Officer and President. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For fiscal year 2018, our last completed fiscal year:

•	the median of the annual total compensation of all employees of our Company (other than our Chief Executive Officer and President) was $10,357; and

•	the annual total compensation of our Chief Executive Officer and President, as reported in the Summary Compensation Table set forth above, was $880,268.

Based on this information, for fiscal year 2018, the ratio of the annual total compensation of our Chief Executive Officer and President to the median of the annual total compensation of all employees is estimated to be 85.0 to 1.

To identify the median of the annual total compensation of all our employees and determine the annual total compensation of our median employee and the annual total compensation of our Chief Executive Officer and President, we took the following steps:

1.    We identified the median employee using our employee population on August 31, 2018, the last day of fiscal year 2018. This population consisted of full-time employees and part-time employees.

2.    To identify the “median employee” from our employee population, we first determined the amount of each employee’s gross earnings (i.e., sum of base pay, cash bonus and equity compensation) as reflected in our payroll records for fiscal year 2018.

3.    We then identified our median employee from our employee population using this compensation measure, which was consistently applied to all our employees included in the calculation.

PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2018 Proxy Statement	35

Executive and Director Compensation (continued)

4.    Once we identified our median employee, we combined all of the elements of such employee’s compensation for fiscal year 2018, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $10,357. Our median employee is a full-time merchandise stocker in one of our Trinidad warehouse clubs.

5.    With respect to the annual total compensation of our Chief Executive Officer and President, we used the amount reported in the “Total” column of our Summary Compensation Table for fiscal year 2018.

36	PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2018 Proxy Statement

Equity Compensation Plan Information

The following table sets forth the number and weighted-average exercise price of securities to be issued upon exercise or vesting of outstanding options, restricted stock units, warrants and rights, and the number of securities remaining available for future issuance under all of our equity compensation plans, at August 31, 2018. For more information regarding the Company’s equity compensation plans, please see “Compensation Discussion and Analysis—Equity Incentive Plans” above.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders
Options	—	N/A	—	(1)
Restricted stock, RSUs and PSUs	97,100	N/A	566,324
Equity compensation plans not approved by security holders	—	—	—

Total	97,100		566,324
(1)

Although the Company does not currently award options, the shares available for future issuance under the Company’s 2013 Equity Incentive Award Plan could be awarded as options, restricted stock, restricted stock units or other forms of equity incentive awards specified in the plan.

PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2018 Proxy Statement	37

Certain Transactions

Review and Approval of Related-Party Transactions

As set forth in the Audit Committee charter, the members of the Audit Committee, all of whom are independent directors, review and approve related-party transactions for which such approval is required under applicable law, including Securities and Exchange Commission and Nasdaq rules. In the course of its review and approval or ratification of a disclosable related-party transaction, the Audit Committee may consider:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and

•	any other matters the Audit Committee deems appropriate.

Related Party Transactions

Relationships with Edgar Zurcher: Edgar Zurcher is a director of the Company. Mr. Zurcher is a director of a company that owns 40% of Payless ShoeSource Holdings, Ltd., which rents retail space from the Company. The Company recorded approximately $1.3 million in rental income for this space during the year ended August 31, 2018. Additionally, Mr. Zurcher is a director of Molinos de Costa Rica S.A. The Company paid approximately $754,000 for products purchased from this entity during the year ended August 31, 2018. Also, Mr. Zurcher is a director of Roma Prince S.A. PriceSmart purchased products from this entity for approximately $1.1 million for the year ended August 31, 2018.

Relationship with Gonzalo Barrutieta: Gonzalo Barrutieta is a director of the Company. Mr. Barrutieta is also a member of the Board of Directors of Office Depot Mexico, S.A. de C.V., which operates OD Panama, S.A., which rents retail space from the Company. The Company recorded approximately $282,000 in rental income and common area maintenance charges for this space during the year ended August 31, 2018.

Relationships with Price Family Charitable Organizations: During the year ended August 31, 2018, the Company sold approximately $457,000 of supplies to Price Philanthropies Foundation. Robert Price, Chairman of the Company’s Board of Directors, is the Chairman of the Board and President of Price Philanthropies Foundation. Sherry S. Bahrambeygui, a director of the Company, serves as Executive Vice President, Secretary and Vice Chairman of the Board of Price Philanthropies Foundation.

Relationships with Mitchell G. Lynn: Mr. Lynn is a director of the Company. Mr. Lynn is the founder, limited partner and a general partner of CRI 2000, LP, dba Combined Resources International, which designs, develops and manufactures consumer products for domestic and international wholesale distribution, primarily through warehouse clubs. The Company paid approximately $305,000 for products purchased from this entity during the year ended August 31, 2018.

38	PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2018 Proxy Statement

Proposal 2   Approval of the Compensation of the Named Executive Officers

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, the Company’s stockholders are entitled to vote at the Annual Meeting to provide advisory approval of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission. Pursuant to the Dodd-Frank Act, the stockholder vote on executive compensation is an advisory vote only, and it is not binding on the Company or our Board of Directors.

Although the vote is non-binding, our Compensation Committee and Board of Directors appreciate the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions. As described more fully in the Compensation Discussion and Analysis section of this Proxy Statement, the Company’s executive compensation program is designed to attract, retain and motivate individuals with superior ability, experience and leadership capability to deliver on our annual and long-term business objectives necessary to achieve growth in stockholder value. We urge stockholders to read the Compensation Discussion and Analysis section of this Proxy Statement, which describes in detail how our executive compensation policies and procedures operate and are intended to operate in the future. The Compensation Committee and the Board of Directors believe that our executive compensation program fulfills these goals and is reasonable, competitive and aligned with our performance and the performance of our executives.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask that our stockholders vote “FOR” the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

Recommendation of the Board of Directors

The Board of Directors recommends that stockholders vote FOR the approval of the compensation of the named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise on the accompanying Proxy.

PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2018 Proxy Statement	39

Proposal 3   Ratification of Selection of Independent Registered Public Accounting Firm

Subject to ratification by the shareholders at the Annual Meeting, the Board, upon recommendation of the Audit Committee, has selected Ernst & Young LLP (“EY”) to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending August 31, 2019. EY has issued its reports, included in the Company’s Form 10-K, on the audited consolidated financial statements of the Company and internal control over financial reporting for the fiscal year ended August 31, 2018. EY has served the Company as independent auditors since the Company’s spin-off from Price Enterprises, Inc. in 1997. Representatives of EY are expected to be present at the Annual Meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Stockholders are not required to ratify the appointment of EY as our independent registered public accounting firm. However, we are submitting the appointment of EY to the stockholders for ratification as a matter of good corporate practice. If you fail to ratify the appointment, the Board of Directors and the Audit Committee will reconsider whether or not to retain EY. Even if the appointment is ratified, the Board of Directors and the Audit Committee in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

Independent Registered Public Accounting Firm

The Audit Committee of the Company’s Board of Directors has selected EY to serve as the Company’s independent registered public accounting firm for the 2019 fiscal year, subject to the Company and EY agreeing on a mutually acceptable engagement letter. Representatives of EY are expected to be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Audit and non-audit fees. The aggregate fees billed to the Company by EY, the Company’s independent registered public accounting firm, for the indicated services for each of the last two fiscal years were as follows (in thousands):

	2018	2017
Audit Fees(1)	$2,400	$2,601
Audit-Related Fees(2)	15	0
Tax Fees(3)	38	30
All Other Fees(4)	8	5

Total	$2,461	$2,637
(1)	Audit Fees consist of fees for professional services performed by EY for the audit of the Company’s annual financial statements and review of quarterly financial statements.
(2)	Audit-Related Fees consist of fees for assurance and related services performed by EY that are reasonably related to the performance of the audit or review of the Company’s financial statements.
(3)	Tax Fees consist of fees for professional services performed by EY with respect to tax compliance, tax advice and tax planning.
(4)	For fiscal years 2017 and 2016, All Other Fees consist of license fees for a software tool provided by EY.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm

Our Audit Committee has established a policy that generally requires that all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm be pre-approved by the Audit Committee. These services may include audit services, audit-related services, tax services and other services. From the time that the pre-approval requirements became effective, all permissible non-audit services provided by the Company’s independent registered public accounting firm

40	PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2018 Proxy Statement

Proposal 3   Ratification of Selection of Independent Registered Public Accounting Firm (continued)

have been pre-approved by the Company’s Audit Committee. Our Audit Committee has considered whether the provision of services under the heading “All Other Fees” is compatible with maintaining the accountants’ independence and determined that it is consistent with such independence.

The Board of Directors recommends a vote FOR the ratification of the selection of EY as our independent registered public accounting firm. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise on the accompanying Proxy.

PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2018 Proxy Statement	41

General

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, directors, officers and beneficial owners of 10% or more of the Company’s Common Stock, or reporting persons, are required to report to the SEC on a timely basis the initiation of their status as a reporting person and any changes with respect to their beneficial ownership of the Common Stock. Based solely on our review of such forms received by the Company and the written representations of the reporting persons, the Company has determined that no reporting persons known to the Company were delinquent with respect to their reporting obligations as set forth in Section 16(a) of the Exchange Act.

Stockholder Proposals

In order to be included in our proxy statement and form of proxy relating to our Annual Meeting of Stockholders to be held in 2020, proposals of stockholders intended to be presented at that meeting must be received by us no later than August 22, 2018, which is 120 days prior to the first anniversary of the mailing date of this Proxy Statement. These proposals must comply with the requirements as to form and substance established by the Securities and Exchange Commission for such proposals in order to be included in the proxy statement. Under our Second Amended and Restated Bylaws, a stockholder who wishes to make a proposal at the 2020 Annual Meeting without including the proposal in our proxy statement and form of proxy relating to that meeting must notify us no earlier than October 2, 2019 and no later than November 1, 2019 unless the date of the 2019 annual meeting of stockholders is more than 30 days before or more than 60 days after the one-year anniversary of the 2019 annual meeting. If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the board of directors for the 2019 Annual Meeting may exercise discretionary voting power regarding any such proposal.

Annual Report

The Annual Report of the Company for the fiscal year ended August 31, 2018 will be mailed to stockholders of record on or about December 20, 2018. The Annual Report does not constitute, and should not be considered, a part of this Proxy solicitation material.

If any person who was a beneficial owner of Common Stock of the Company on the record date for the Annual Meeting of Stockholders desires additional information, a copy of the Company’s Annual Report on Form 10-K will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of the Company at such date. Requests should be directed to PriceSmart, Inc., 9740 Scranton Road, San Diego, California 92121, Attention: Secretary.

Householding of Proxy Materials

If you share an address with another stockholder, you may receive only one set of proxy materials unless you have provided contrary instructions. The rules promulgated by the SEC permit companies, brokers, banks or other intermediaries to deliver a single copy of a proxy statement and annual report to households at which two or more stockholders reside. This practice, known as “house holding,” is designed to reduce duplicate mailings, save significant printing and postage costs, and conserve natural resources. Stockholders will receive only one copy of our proxy statement and annual report if they share an address with another stockholder, have been previously notified of house holding by their broker, bank or other intermediary, and have consented to house holding, either affirmatively or implicitly by not objecting to house holding. If you would like to opt out of this practice for future mailings, and receive separate annual reports and proxy statements for each stockholder sharing the same address, please contact your broker, bank or other intermediary. You may also obtain a separate annual report or proxy statement without charge by sending a written request to PriceSmart, Inc., 9740 Scranton Road, San Diego, California 92121, Attention: Secretary or call Investor Relations at (858) 404-8800. We will promptly send additional copies of the annual report or proxy statement upon receipt of such request. Stockholders sharing an address that are receiving multiple copies of the annual

42	PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2018 Proxy Statement

General (continued)

report or proxy statement can request delivery of a single copy of the annual report or proxy statement by contacting their broker, bank or other intermediary, sending a written request to the Company at the address above or calling Investor Relations at the telephone number above.

Other Matters

The Board of Directors does not know of any matter to be presented at the Annual Meeting which is not listed on the Notice of Annual Meeting and discussed above. If other matters should properly come before the meeting, however, the persons named in the accompanying Proxy will vote all Proxies in accordance with their best judgment.

ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN

THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors

Francisco J. Velasco Secretary

Dated: December 20, 2018

PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2018 Proxy Statement	43

PRICESMART, INC 9740 SCRANTON ROAD SAN DIEGO, CA 92121-1745

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:		☐	☐	☐

1.	Election of Directors
Nominees

01	Sherry S. Bahrambeygui	02	Gonzalo Barrutieta	03	Gordon H. Hanson	04	Beatriz V. Infante	05	Leon C. Janks
06	Mitchell G. Lynn	07	Gary Malino	08	Pierre Mignault	09	Robert E. Price	10	Edgar Zurcher

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain
2.	To approve, by non-binding vote, executive compensation.	☐	☐	☐
3.	Ratification of Ernst & Young LLP as Independent Accountants.	☐	☐	☐
NOTE: The proxies of the undersigned may vote according to their discretion on any other matter that may properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement & Annual Report are available at www.proxyvote.com.

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PRICESMART, INC

Annual Meeting of Stockholders

January 30, 2019 10:00 AM

This proxy is solicited by the Board of Directors

The undersigned stockholder of PriceSmart, Inc., a Delaware corporation (the “Company”), hereby appoints Francisco Velasco and Maarten Jager, and each of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of the Stockholders of the Company to be held on Wednesday, January 30, 2019 at 10 a.m. Pacific Time, and any adjournment or postponement thereof, to cast, on behalf of the undersigned, all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and revokes any proxy heretofore given with respect to such meeting.

This Proxy is solicited on behalf of the Board of Directors of the Company. The votes entitled to be cast by the undersigned will be cast as instructed on the reverse side. If this Proxy is executed, but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” the nominees for directors listed in Proposal 1, “FOR” Proposal 2 and “FOR” Proposal 3.

Continued and to be signed on reverse side